As filed with the Securities and Exchange Commission on August 5, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Amendment Number 4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Dynamic Enviro, Inc.

(Exact name of Registrant as specified in its charter)

Florida	4950	47-2239835
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or organization)	Classification Code Number)	Identification Number)

9100 Kiln Waveland Cutoff Road, Waveland, Mississippi 39520

(228) 231-1187

(Address and Telephone Number of Registrant’s Principal
 Executive Offices and Principal Place of Business)

Frederick M. Lehrer, P.A.

Frederick M. Lehrer, Esq.

Attorney and Counselor at Law

600 River Birch Court, 1015

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Communication Copies to

Frederick M. Lehrer, P.A.

Frederick M. Lehrer, Esq.

Attorney and Counselor at Law

600 River Birch Court, 1015

Clermont, Florida 34711

flehrer@securitiesattorney1.com

(561) 706-7646

Approximate date of proposed sale to the public: As soon as practicable and from time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Registration Fee (2)(3)
Shares of Common Stock, par value $0.0001	2,945,320	$0.05	$147,266	$14.82

(1)	Represents an aggregate of (i) 2,945,320 shares of common stock being registered for resale on behalf of the selling stockholders of such securities and (ii) pursuant to Rule 416 under the Securities Act, an indeterminate number of shares of common stock that are issuable upon stock splits, stock dividends, recapitalizations or other similar transactions affecting the shares of the selling stockholder. Our Common Stock is not traded on any trading medium or national exchange and in accordance with Rule 457 the offering price was determined by the price of the shares that were sold to our shareholders in a private placement memorandum. The price of $0.05 is a fixed price at which the selling security holders may sell their shares until our Common Stock is quoted on the OTC Markets at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority, which operates the OTC Markets, nor can there be any assurance that such an application for quotation will be approved.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933 (“Securities Act”).

(3)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed without notice. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and neither the Registrant nor the selling stockholders are soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON AUGUST 5, 2016

Dynamic Enviro, Inc.

(A Florida Corporation)

2,945,320 COMMON STOCK SHARES

This prospectus relates to 2,945,320 shares of our common stock, which may be offered by the selling stockholders for their own account.  We are paying the expenses incurred in registering the shares, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. We will not receive any proceeds from the sale of shares being sold by selling security holders.

The shares of common stock being offered by the selling shareholders pursuant to this prospectus are “restricted securities” under the Securities Act of 1933, as amended (the “Securities Act”), before their sale under this prospectus. This prospectus has been prepared for the purpose of registering these shares of common stock under the Securities Act to allow for a sale by the selling stockholders to the public without restriction. The selling security holders have not engaged any underwriter in connection with the sale of their common stock shares.

The prices at which the selling security holders may sell their shares will be at a fixed price of $0.05 per share until such time as the shares of our common stock are traded on the OTCQB operated by OTC Markets Group, Inc. (“OTC QB”). The selling security holders have not engaged any underwriter in connection with the sale of their common stock shares. Although we intend to apply for quotation of our common stock on the OTCQB through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

We intend to apply to have our common stock quoted on the OTCQB. There can be no assurance that a market maker will agree to file the necessary documents with the Financial Industry Regulatory Authority (“FINRA”) to facilitate such quotation, nor can there be any assurance that such an application for quotation will be approved. There is no assurance that we will be able to develop an active trading market for our shares will develop or will be sustained if developed.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act (“JOBS Act”) and are eligible for reduced public company reporting requirements.

We do not consider ourselves a shell company or a blank check company. We and our management have no plans or intentions to be acquired by or to merge with an operating company, nor do we, our management or any of our shareholders, have plans to enter into a change of control or similar transaction or to change our management.

We have made no written communications as defined under Rule 405 of the Securities Act to prospective investors or investors.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the SEC is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 7 to read about factors you should consider before buying shares of our common stock.

Our common stock is presently not quoted on any market or exchange.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated _________, 2016

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Please read this prospectus carefully. It describes our business, our financial condition and results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision.

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information and you must not rely on any unauthorized information or representation. We are not making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. This document may only be used where it is legal to sell these securities. You should assume that the information appearing in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus, or any sale of our common stock. Our business, financial condition and results of operations may have changed since the date on the front of this prospectus. We urge you to carefully read this prospectus before deciding whether to invest in any of the common stock being offered.

PROSPECTUS SUMMARY

This summary highlights material information appearing elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary may not contain all the information you should consider before investing in our common stock. You should carefully read this prospectus in its entirety before investing in our common stock, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

Unless the context otherwise requires, we use the terms “we”, “us” and “our” in this prospectus to refer to Dynamic Enviro, Inc., a Florida incorporated entity.

None of our officers or directors agreed to serve as our officer or director in connection with any plan, agreement or understanding that they, respectively, would solicit, participate in, or facilitate the sale of us (or a business combination with) to a third party looking to obtain or become a public reporting entity, and the officers and directors also confirm that they have no such present intentions.

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire Prospectus, including “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Financial Statements, before making an investment decision.

Our management has determined that it is in our best interests to become a reporting company under the Securities and Exchange Act of 1934 as amended (“Exchange Act”), and endeavor to establish a public trading market for our common stock. Our management believes that establishing a public market: (i) will increase our profile as an active company in the environmental remediation/emergency response services market, giving us greater identity and recognition: and (ii) will make it easier for us to attract additional equity capital, which we need to expand our business in other geographic areas. There is no assurance that we will accomplish any of the foregoing goals and prospective investors are cautioned to carefully read the risk factors set forth herein prior to making an investment decision.

Corporate Background

We were incorporated in the State of Florida on October 31, 2014; however, we did not commence operations until on or about January 31, 2015.   From June 2005 to January 30, 2015, we operated under the name Dynamic Environmental (“Dynamic Environmental”), an Illinois corporation incorporated on June 21, 2005.   Dynamic Environmental conducted environmental and disaster response services but ceased providing such services as of February 2015. In January 2015, we assumed Dynamic Environmental’s operations and business.  On October 30, 2015, Dynamic Environmental was dissolved in the State of Illinois because as disclosed under the title immediately below,  “Transition from Dynamic Environmental to Our Current Business Operations and Corporate Structure”, we had developed business contacts in Florida and we then planned (and continue to plan) on establishing a service center in Northern Florida. We did not dissolve Dynamic Environmental until October 30, 2015 because from May 2015 to September 2015, we were transferring the title of our trucks, trailers and pressure washer equipment from Dynamic Environmental to us.

The transition from Dynamic Environmental to our current business operations and corporate structure was not the result of a share exchange, reorganization, business combination or other combination or transaction between Dynamic Environmental and us.

We no longer conduct business through Dynamic Environmental; however, as stated in Note 1 to our audited financials for the periods ending December 31, 2014 and December 31, 2015, we are considered a continuation of Dynamic Environmental and our audited financials are presented in which the prior historical information consists solely of Dynamic Environmental’s results of operations and cash flows.  As such, the revenues and net income (losses) and other financial statement entries and disclosure reflected in our financial statements for our fiscal years 2014 and 2015 only reflect the financial results of Dynamic Environmental.

As reflected in our audited financial statements, our revenues for the years ended December 31, 2014 and December 31, 2015 were $909,352 and $1,905,069, respectively.  We had a net profit of $54,378 for the year ended December 31, 2014 and a net loss of $206,780 for the year ended December 31, 2015.  The foregoing revenues and net profit and net losses pertain only to Dynamic Environmental consistent with the preparation of our financial statements, which is reflected in our audited financials

Transition from Dynamic Environmental to Our Current Business Operations and Corporate Structure

We transitioned our business and our domicile from the Illinois incorporated Dynamic Environmental to the Florida incorporated entity, Dynamic Enviro, Inc. and dissolved Dynamic Environmental because Dynamic Environmental had conducted subcontracted environmental remediation services during the period of 2008 to 2013 predominately in the Gulf coast and based on the foregoing had decided that its first area of expansion would occur in Florida by establishing a regional service center to be located in Northern Florida (See Expansion Plans at pages 24-25). In connection with the transition, apart from related accounting and auditing costs, the only material expenditure of our assuming the business of Dynamic Environmental is $1,168 pertaining to the transfer of titles, license plates and permits from Dynamic Environmental to us.

Our services and financial operations as detailed on pages 22-24 of this prospectus are identical to Dynamic Environmental. We assumed the operations of Dynamic Environmental, a related company under common control with our Founder/Director, by our continuing its business while Dynamic Environmental, ceased operations of its business. Therefore, we are considered a continuation of Dynamic Environmental. The transfer of the business from Dynamic Environmental. to us was accomplished solely through the transfer of Dynamic Environmental’s net assets to us and did not involve a merger, business combination, exchange of shares or other transaction. The assumption of Dynamic Environmental’s business was accounted for as a transfer of a business between entities under common control and the financial statements included herein are presented as a retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control. As such, Dynamic Environmental’s revenues and net profit/loss are considered our revenues and net profit/loss for our fiscal years 2015 and 2014.

Our Chief Executive Officer/Director, Brant Cochran, is the founder, organizer and 100% owner of Dynamic Environmental as a private company. Brant Cochran founded and organized our business and owns 77.1% of our outstanding common stock shares and under the securities definition of a promoter is considered a promoter.

Apart from Dynamic Environmental (as a private company) and us, our Chief Executive Officer/Director or our Chief Financial Officer/Director or our Director has never founded or organized any business associated with a pre-pubic or public company or associated with any offering involving a pre-public or a public company.

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Going Concern

Our financial statements have been audited by MaloneBailey, LLP, our auditors, and prepared by management on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities and commitments in the normal course of business for the foreseeable future. We had a working capital deficit of $17,183 at December 31, 2015 and had suffered net losses of $206,780 for the fiscal year ended December 31, 2015. We have funded activities to date from debt financings and earnings. These factors raise substantial doubt about our ability to continue as a going concern. The ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While we believe that we will be successful in obtaining the necessary financing and generating revenue to fund our operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that we will succeed in our future operations.

Where You Can Find Us

Our principal executive office and mailing address is 9100 Kiln Waveland Cutoff Road, Waveland, Mississippi 39576. Our telephone number is (228) 231-1187

Business Overview

We are a solutions orientated company providing a complete array of environmental remediation and emergency response services.

Overall Strategic Direction.

To expand our business and geographic service areas through the establishment of service centers that operate within a 100-200 mile radius as detailed on pages 22-24.

Our Website

Our website is located at www.deienv.com. No information included in our website is included in this prospectus.

Risk Factors

•	Because our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded this could adversely impact our ability to comply with the reporting requirements of US securities laws.
•	We fact intense competition with environmental companies that have greater financial, operational and personnel resources than we do.
•	We have potential liabilities involving our customers and third parties.
•	Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock in this offering.
•	Shares of our stock may suffer from low trading volume and wide fluctuations in market price.
•	There is no public trading market for our common stock and an active market may never develop.
•	Because we are an environmental remediation company, should regulation of environmental matters decrease, our results of operations will be adversely affected.
•	A material decrease in our emergency response business will negatively impact our results of operations.
•	Should we fail in our expansion plans, our results of operations will be negatively impacted.
•	Our financial results may be adversely affected if we are unable to execute on our marketing strategy.
•	We have incurred, and will continue to incur, increased costs, and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.
•	The shares of our common stock are highly speculative in nature and involve a high degree of risk.
•	A material decrease in our emergency response business will negatively impact our results of operations.
•	Approximately 88% and 97% of our business has been composed of 2 customers each for the fiscal year ending December 31, 2015 and the 3-month period ending March 31, 2016, respectively; should we lose one or more of these customers, our revenues will be materially and adversely affected.
•	We may have difficulty obtaining officer and director coverage or obtaining such coverage on favorable terms or be financially unable to obtain any such coverage, which may make it difficult for our attracting and retaining qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Emerging Growth Company Status

We are an “emerging growth company”, as defined in the Jumpstart our Business Startups Act of 2012 (“JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.  In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.   We have elected not to opt out of the transition period pursuant to Section 107(b).

We could remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Notwithstanding the above, we are also currently a “smaller reporting company”, meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and have a public float of less than $75 million and annual revenues of less than $50 million during the most recently completed fiscal year.  In the event that we are still considered a “smaller reporting company”, at such time are we cease being an “emerging growth company”, the disclosure we will be required to provide in our SEC filings will increase, but will still be less than it would be if we were not considered either an “emerging growth company” or a “smaller reporting company”.  Specifically, similar to “emerging growth companies”, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports.  Decreased disclosures in our SEC filings due to our status as an “emerging growth company” or “smaller reporting company” may make it harder for investors to analyze our results of operations and financial prospects.

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THE OFFERING

Common Stock offered by selling security holders	2,945,320 Common Stock Shares

Common Stock outstanding before the offering	76,818,320 Common Stock Shares

Terms of the Offering	The prices at which the selling security holders may sell their shares will be at a fixed price of $0.05 per share until such time as the shares of our common stock are traded on the OTCQB operated by OTC Markets Group, Inc. (“OTC Markets”). The selling security holders have not engaged any underwriter in connection with the sale of their shares of Common Stock. Although we intend to apply for quotation of our common stock on the OTCQB through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the OTCQB, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

Termination of the Offering	The offering will conclude upon the earliest of (i) such time as all the common stock has been sold pursuant to the registration statement or (ii) such time as all of the common stock becomes eligible for resale without volume limitations pursuant to Rule 144 under the Securities Act (iii) or we decide at any time to terminate the registration of the shares at our sole discretion.

Trading Market	Currently, there is no trading market for our securities. We intend to apply for quotation on the OTCQB. We will require the assistance of a market maker to apply for quotation and there is no guarantee that a market maker will agree to assist us or be successful in obtaining approval for a quotation.

Use of proceeds

We are not selling any shares of the Common Stock covered by this prospectus. As such, we will not receive any of the offering proceeds from the registration of the shares of Common Stock covered by this prospectus.

Expenses	We will pay all expenses associated with this registration statement

Reasons for Conducting this Offering and Filing an S-1 Registration Statement	We are filing an S-1 Registration Statement to become an SEC reporting company and have our common stock shares publicly traded.

Risk Factors	The Common Stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

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RISK FACTORS

The shares of our common stock being issued in the offering are highly speculative and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks occur, our business, financial condition or operating results could be materially adversely affected. In such case, you may lose all or part of our investment. You should carefully consider the risks described below and the other information in this prospectus before in investing in our common stock.

RISKS RELATED TO OUR BUSINESS

Our independent registered public accounting firm has issued a going concern opinion; there is substantial uncertainty that we will continue operations in which case you could lose your investment.

In their report dated June 14, 2016, our independent registered public accounting firm, MaloneBailey, LLP, stated that our consolidated financial statements for the years ended December 31, 2014 and 2015, were prepared assuming that we will continue as a going concern but there is substantial doubt that we can continue as an ongoing business. We had a net profit of $54,378 for the year ended December 31, 2014 and a net loss of $206,780 for the year ended December 31, 2015, reflecting increased losses of $261,158 from fiscal year 2014 to fiscal year 2015. We have funded our activities from related party advances and earnings. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. We intend to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While we believe that we will be successful in obtaining the necessary financing and generating revenue to fund our operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that we will succeed in its future operations.

Our operating results may fluctuate and/or be negatively affected due to various factors

Our operating results are likely to fluctuate and/or be negatively affected due to:

•	Expanded or decreased environmental regulations affecting our potential clients and clients;
•	Upward or downward trend in natural disasters or major environmental incidents; and
•	Whether we are successful in our expansion plans.

Any one or a combination of the above factors could negatively affect our operations, revenues and operating results.

Because our Chief Executive Office and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded this could adversely impact our ability to comply with the reporting requirements of US securities laws.

Our Chief Executive Officer and Chief Financial Officer have no experience managing an SEC Reporting Company that is publicly traded, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Any such reporting deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with Exchange Act reporting requirements. If we were to fail to fulfill those obligations, our ability to continue as a public company would be in jeopardy and you could lose your entire investment.

We face potential liabilities arising out of environmental laws and regulations

Although we believe that we generally benefit from increased environmental regulations and from enforcement of those regulations, increased regulation and enforcement also create significant risks. The assessment, analysis, remediation, transportation, handling and management of hazardous substances necessarily involves significant risks, including the possibility of damages or personal injuries caused by the escape of hazardous materials into the environment, and the possibility of fines, penalties or other regulatory action.

All facets of our business are conducted in the context of a rapidly developing and changing local, state and federal statutory and regulatory framework. Our operations and services are affected by and subject to regulations by a number of federal agencies, most significantly, the Environmental Protection Agency and the Occupational Safety and Health Administration.

We have potential liabilities involving our customers and third parties.

In performing services for our customers, we potentially could be liable for breach of contract, personal injury, property damage (including environmental impairment), and negligence, including claims for lack of timely performance or for failure to deliver the services promised (including improper or negligent performance or design, failure to meet specifications, and breaches of express or implied warranties). The damages available to a client, should it prevail in its claims, are potentially large and could include consequential damages, which would negatively impact our results of operations.

We face intense competition

The market for environmental remediation and emergency response services is highly competitive. We compete with many other firms, including large multinational firms having substantially greater financial, management and marketing resources than we have. Competitive factors include quality of services, technical qualifications, reputation, geographic presence, price and the availability of key professional personnel.

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A material decrease in our emergency response business will negatively impact our results of operations.

92% of our revenues in 2015 are attributable to our emergency response work from May 2015 to September 2015 in Iowa for the outbreak of the Avian Bird Flu. Emergency response services are unpredictable because they are based solely on unexpected emergency needs. Should our emergency response business materially decline, our revenues and results of operations will be adversely impacted.

Approximately 88% and 97% of our business has been composed of 2 customers each for the fiscal year ending December 31, 2015 and the 3-month period ending March 31, 2016, respectively; should we lose one or more of these customers, our revenues will be materially and adversely affected.

During our fiscal year 2015, 2 environmental and emergency response customers accounted for 88% of our revenues, as follows: (a) 46% - Qualitech, Inc.; and (b) 42% - Industrial Response Services, Inc.  Further, for the 3 month period ending March 31, 2016, 2 environmental and emergency response customers accounted for 97% of our revenues, as follows: (a) 77% - SET Environmental, Inc.; and (b) 20% - Shiptech Services, LLC) Inc.

Should we lose any one of these customers or more, our revenues will be materially and adversely affected.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate and we will require additional funds to pursue our expansion opportunities. We will require substantial funds to expand our business through our marketing plan and expansion totaling approximately $408,000, which consists of approximately $57,000 in marketing above and beyond the marketing monies accounted for in a service center establishment and opening a service center at a cost of approximately $351,000 (See disclosure under the Title “Our Expansion Plans” on pages 24-25 of this prospectus). In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may be unavailable on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders may experience dilution. Our board is authorized to issue preferred stock, which could have rights and preferences senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock, diluting their interest or being subject to rights and preferences senior to their own.

Should we fail in our expansion plans, our results of operations will be negatively impacted.

Our expansion plans include the establishment of service centers covering a 100 – 200 mile radius from such center. Each service center will require us hire a manager, technicians and a foreman, purchase supplies and equipment, marketing and lease equipment. Should we fail to effectively manage establishment of new service centers our potential profitability and results of operations will be negatively impacted.

In the event that key management personnel leave us, our operations and results of operations could be negatively impacted.

Because we are almost entirely dependent on the efforts of our Chief Executive Officer, Brant Cochran, and our Chief Financial Officer, Alfred Chisholm, either one of their departures could have a material adverse effect on our business We do not maintain key man life insurance on either of our officers. Should we lose the services of either one of our officers (or both) there is no assurance that we will be able to hire a Chief Executive Officer or a Chief Financial Officer with equal background and competence.

Our financial results may be adversely affected if we are unable to execute on our marketing strategy.

We plan to conduct a marketing campaign comprised of an increased Internet presence, hiring experienced sales persons, trade shows, billboards and direct mail. If our assumptions regarding our marketing efforts and strategies prove incorrect, our ability to generate profits from may be less than we have assumed. In such case, we may need to increase expenses or otherwise alter our strategy and our results of operations could be negatively impacted.

Economic uncertainties or downturns could materially adversely affect our business.

Current or future economic uncertainties or downturns could adversely affect our business and results of operations. Negative conditions in the general economy including conditions resulting from changes in gross domestic product growth, the continued sovereign debt crisis, financial and credit market fluctuations, political deadlock, natural catastrophes, warfare and terrorist attacks on the United States, Europe, the Asia Pacific region or elsewhere, could cause a decrease in business investments.

General worldwide economic conditions have experienced a significant downturn and continue to remain unstable. These conditions make it extremely difficult for us to forecast and plan future business activities accurately, and they could cause our potential customers to reevaluate their decisions to purchase our services. Also, customers may choose to develop in-house services as an alternative to using our services.

We cannot predict the timing, strength or duration of any economic slowdown, instability or recovery, generally or within any particular industry. If the economic conditions of the general economy or industries in which we operate do not improve, or worsen from present levels, our business, results of operations, financial condition and cash flows could be adversely affected.

Limitations on director and officer liability and indemnification of our officers and directors may discourage stockholders from bringing suit against an officer or director.

Our bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against an officer or director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

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RISKS RELATED TO OUR STATUS AS AN EMERGING GROWTH COMPANY AND IF THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE, AN SEC REPORTING ISSUER

Reporting requirements under the Exchange Act and compliance with the Sarbanes-Oxley act of 2002, including establishing and maintaining acceptable internal controls over financial reporting, are costly and may increase substantially.

The rules and regulations of the SEC require a public company to prepare and file periodic reports under the Exchange Act, which will require that the Company engage legal, accounting, auditing and other professional services. The engagement of such services is costly. Additionally, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we design, implement and maintain adequate internal controls and procedures over financial reporting. The costs of complying with the Sarbanes-Oxley Act and the limited technically qualified personnel we have may make it difficult for us to design, implement and maintain adequate internal controls over financial reporting. In the event that we fail to maintain an effective system of internal controls or discover material weaknesses in our internal controls, we may not be able to produce reliable financial reports or report fraud, which may harm our overall financial condition and result in loss of investor confidence and a decline in our share price.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act of 2010 and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

We are working with our legal, accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, we anticipate that the expenses that will be required in order to adequately prepare for being a public company could be material. We estimate that the aggregate cost of increased legal services; accounting and audit functions; personnel, such as a chief financial officer familiar with the obligations of public company reporting; consultants to design and implement internal controls; and financial printing alone could be several hundred thousand dollars per year. In addition, if and when we retain independent directors and/or add senior management, we may incur additional expenses related to director compensation and/or premiums for directors’ and officers’ liability insurance, the costs of which we cannot estimate at this time. We may also incur additional expenses associated with investor relations and similar functions, the cost of which we also cannot estimate at this time. However, these additional expenses individually, or in the aggregate, may also be material.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our Board, our Board committees or as executive officers.

The increased costs associated with operating as a public company may decrease our net income or increase our net loss, and may cause us to reduce costs in other areas of our business or increase the prices of our products or services to offset the effect of such increased costs. Additionally, if these requirements divert our management’s attention from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we expect and fully intend to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards. We have elected to rely on these exemptions and reduced disclosure requirements applicable to “emerging growth companies” and expect to continue to do so.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act, and failure to achieve and maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and stock price.

We previously have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act (“Section 404(a)”). Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. We are not currently in compliance with, and we cannot be certain when we will be able to implement the requirements of Section 404(a). We may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our financial information and the price of our common stock could decline.

Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements causing us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

We will be exempt from evaluating and disclosing the effectiveness of our internal controls over financial reporting for a period of time.

We will not be required to evaluate the effectiveness of our internal controls over procedures for financial reporting nor will we be required to disclose the results of such evaluation, until the filing of our second annual report. The lack of such evaluations may lead to an extended period of inadequate internal controls which could jeopardize the accuracy of our financial reporting, the result of which would be that investors would not be aware of any inaccurate reporting of our financial affairs.

If we are not required to continue filing reports under Section 15(d) of the Securities Exchange Act of 1934 in the future, for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A, our common shares (if listed or quoted) would no longer be eligible for quotation, which could reduce the value of your investment.

As a result of this offering as required under Section 15(d) of the Exchange Act, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d).  However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective, and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our common stock can no longer be quoted on the OTC Markets OTC Link, which could reduce the value of your investment.  There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective.  Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC.  In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

You may have limited access to information regarding our business because our obligations to file periodic reports with the SEC could be automatically suspended under certain circumstances.

As of effectiveness of our registration statement of which this prospectus is a part, we will be required to file periodic reports with the SEC, which will be immediately available to the public for inspection and copying (see “Where You Can Find More Information” elsewhere in this prospectus). Except during the year that our registration statement becomes effective, these reporting obligations may (in our discretion) be automatically suspended under Section 15(d) of the Exchange Act if we have less than 300 shareholders and do not file a registration statement on Form 8A.

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If this occurs after the year in which our registration statement becomes effective, we will no longer be obligated to file periodic reports with the SEC and your access to our business information would then be even more restricted. After this registration statement on Form S-1 becomes effective, we will be required to deliver periodic reports to security holders. However, we will not be required to furnish proxy statements to security holders and our directors, officers and principal beneficial owners will not be required to report their beneficial ownership of securities to the SEC pursuant to Section 16 of the Exchange Act. Previously, a company with more than 500 shareholders of record and $10 million in assets had to register under the Exchange Act. However, the JOBS Act raises the minimum shareholder threshold from 500 to either 2,000 persons or 500 persons who are not “accredited investors” (or 2,000 persons in the case of banks and bank holding companies). The JOBS Act excludes securities received by employees pursuant to employee stock incentive plans for purposes of calculating the shareholder threshold. This means that access to information regarding our business and operations will be limited.

Our election to opt out of JOBS Act extended accounting transition period may not make our financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company we can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. We have elected to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the application date for private companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. As of present, there are no new or revised accounting standards that have been issued by the PCAOB or the SEC applicable to us for which we have adopted the application date for private companies.

The JOBS Act will also allow us to postpone the date by which we must comply with certain laws and regulations intended to protect investors and to reduce the amount of information provided in reports filed with the SEC. The recently enacted JOBS Act is intended to reduce the regulatory burden on emerging growth companies. The Registrant meets the definition of an emerging growth company and so long as it qualifies as an “emerging growth company,” it will, among other things:

•	be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;
•	be exempt from the “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Act and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer;
•	be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934 and instead provide a reduced level of disclosure concerning executive compensation; and
•	be exempt from any rules that may be adopted by the Public Registrant Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report on the financial statements.

We intend to take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an “emerging growth company”. We have elected not to opt out of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act. Among other things, this means that the Registrant’s independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting so long as it qualifies as an emerging growth company, which may increase the risk that weaknesses or deficiencies in the internal control over financial reporting go undetected. Likewise, so long as it qualifies as an emerging growth company, we may elect not to provide certain information, including certain financial information and certain information regarding compensation of executive officers that would otherwise have been required to provide in filings with the SEC, which may make it more difficult for investors and securities analysts to evaluate the Registrant. As a result, investor confidence and the market price of our common stock may be adversely affected.

We have incurred, and will continue to incur, increased costs, and are subject to additional regulations and requirements as a result of being a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we have incurred and will continue to incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We have also incurred and will continue to incur costs associated with the Sarbanes-Oxley Act, and related rules implemented by the SEC. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. These rules and regulations have increased, and will increase, our legal and financial compliance costs and make some activities more time-consuming and costly. These laws and regulations also could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

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If our shares are quoted on the OTCQB, we will be required to remain current in our filings with the SEC and meet other obligations, the failure of which could result in removal from the OTCQB quotation service.

There is no guarantee that our common stock will ever be quoted on the OTCQB. However, in the event that our shares are quoted on the OTCQB, we will be required to remain current in our filings with the SEC and, for eligibility on the OTCQB, we must maintain a stock price above $0.01 per share and pay annual dues. In the event that we become delinquent in these requirements, we may be relegated to an inferior quotation service or quotation of our common stock could be terminated. If our shares are not eligible for quotation on the OTCQB, investors in our common stock may find it difficult to sell their shares.

If we fail to adhere to corporate governance and public disclosure requirements under the federal securities laws, the SEC may file litigation against us, which would adversely affect our business and financial results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

Additionally, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business as well as our financial results may be adversely affected.

We may have difficulty obtaining officer and director coverage or obtaining such coverage on favorable terms or financially be unable to obtain any such coverage, which may make it difficult for our attracting and retaining qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage or financially be unable to obtain such coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

RISKS RELATED TO OUR SECURITIES

An investment in our shares is highly speculative.

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing any of the shares of common stock, you should carefully consider the risk factors contained herein relating to our business and prospects. If any of the risks presented herein actually occur, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

The market price of our Common Stock may fluctuate significantly in the future.

If our application to trade our Common Stock on the OTCQB is approved, we expect that the market price of our Common Stock may fluctuate in response to one or more of the following factors, many of which are beyond our control:

•	competitive pricing pressures;

•	our ability to market our services on a cost-effective and timely basis;

•	changing conditions in the market;

•	changes in market valuations of similar companies;

•	stock market price and volume fluctuations generally;

•	regulatory developments;

•	fluctuations in our quarterly or annual operating results;

•	additions or departures of key personnel; and

•	future sales of our Common Stock or other securities.

The price at which you purchase shares of our Common Stock may not be indicative of the price that will prevail in the trading market. Shareholders may experience wide fluctuations in the market price of our securities. These fluctuations may have a negative effect on the market price of our securities and may prevent a shareholder from obtaining a market price equal to the purchase price such shareholder paid when the shareholder attempts to sell our securities in the open market. In these situations, the shareholder may be required either to sell our securities at a market price, which is lower than the purchase price the shareholder paid, or to hold our securities for a longer period of time than planned. An inactive or low trading market may also impair our ability to raise capital by selling shares of capital stock. You may be unable to sell your shares of Common Stock at or above your purchase price, which may result in substantial losses to you and which may include the complete loss of your investment. Any of the risks described above could adversely affect our sales and profitability and also the price of our Common Stock.

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Because we do not intend to pay any dividends on our common stock, investors seeking dividend income or liquidity should not purchase shares of our common stock in this offering.

We do not currently anticipate declaring and paying dividends to our stockholders in the foreseeable future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no material revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of shares of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, which currently do not intend to pay any dividends on shares of our common stock for the foreseeable future.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require broker-dealers to have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy shares of our common stock.

Because we do not have a nominating, audit or compensation committee, shareholders will have to rely on the entire board of directors, no members of which are independent, to perform these functions.

We do not have a nominating, audit or compensation committee or any such committee comprised of independent directors.    The board of directors as a whole performs these functions.  No members of the board of directors are independent directors.  Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We have authorized the issuance of preferred stock that our Board of Directors may provide for certain preferences.

Our board of directors is authorized to issue up to 30,000,000 shares of $0.0001 par value preferred stock. The board of directors has the power to establish the dividend rates, liquidation preferences, and voting rights of any series of preferred stock, and these rights may be superior to the rights of holders of the Shares. The board of directors may also establish redemption and conversion terms and privileges with respect to any shares of preferred stock; as such, if we establish such terms and privileges to our preferred shares and we sell or issue preferred shares in future transactions, to new investors such investors in subsequent transactions could gain rights, preferences and privileges senior to those of holders of our common stock. Any such preferences may operate to the detriment of the rights of the holders of the Shares, and further, could be used by the board of directors as a device to prevent a change in control of the Registrant. No such preferred shares or preferences have been issued to date, but such shares or preferences may be issued at a later time, subject to the sole discretion of the board of directors.

There is no public trading market for our common stock and an active market may never develop.

There is no established public trading marketing for our Common Stock and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may be unable to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, only investors having no need for liquidity in their investment should purchase our securities and who can hold our securities for an indefinite period of time.

Our Chief Executive Officer and Director own a significant percentage of our outstanding voting securities, which could reduce the ability of minority shareholders to effect, certain corporate actions.

Our Chief Executive Officer and Director, Brant Cochran, owns 77.1% of our outstanding voting securities. As a result, currently, and after the offering, he will possess a significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Their ownership and control may also have the effect of delaying or preventing a future change in control, impeding a merger, consolidation, takeover or other business combination or discourage a potential acquirer from making a tender offer.

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The offering price of the common stock was determined based on the price of our private offering and should not be used as an indicator of the future market price of the securities.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $0.05 per share for the shares of common stock was determined based on the price of our private offering. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

If securities analysts do not publish research or reports about our business or if they downgrade or provide negative outlook on our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock relies in part on the research and reports that industry or financial analysts publish about our business or us. We do not control these analysts. Furthermore, if one or more of the analysts who do cover us downgrade or provide negative outlook on our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of our business or fail to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

The market for penny stock has suffered in recent years from patterns of fraud and abuse.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the volatility of our share price.

Our shares may not become eligible to be traded electronically, which would result in brokerage firms being unwilling to trade them.

If we become able to have our shares of common stock quoted on the OTCQB, we will attempt through a broker-dealer and its clearing firm, to become eligible with the Depository Trust Company (“DTC”) to permit our shares to trade electronically. If an issuer is not “DTC-eligible,” then its shares cannot be electronically transferred between brokerage accounts, which, based on the realities of the marketplace as it exists today, means that shares of a company will not likely be traded.

Future sales and issuances of our capital stock or rights to purchase capital stock could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to decline.

We may issue additional securities following the completion of this offering. Future sales and issuances of our capital stock or rights to purchase our capital stock could result in substantial dilution to our existing stockholders. We may sell common stock, convertible securities and other equity securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, investors may be materially diluted.

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Any market that develops in shares of our common stock will be subject to the penny stock regulations and restrictions pertaining to low priced stocks that will create a lack of liquidity and make trading difficult or impossible.

The trading of our securities, if any, will be in the over-the-counter market, which is commonly referred to as the OTCQB as maintained by FINRA. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of our securities.

Rule 3a51-1 of the Exchange Act establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions that are not available to us. It is likely that our shares will be considered to be penny stocks for the immediately foreseeable future. This classification severely and adversely affects any market liquidity for our common stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

-	the basis on which the broker or dealer made the suitability determination, and
-	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Additionally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if and when our securities become publicly traded. In addition, the liquidity for our securities may decrease, with a corresponding decrease in the price of our securities. Our shares, in all probability, will be subject to such penny stock rules for the foreseeable future and our shareholders will, in all likelihood, find it difficult to sell their securities.

Any trading market that may develop may be restricted by virtue of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws. These restrictions may make it difficult or impossible to sell shares in those states.

There is currently no established public market for our common stock, and there can be no assurance that any established public market would develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities or securities regulations laws promulgated by various states and foreign jurisdictions, commonly referred to as “Blue Sky” laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. These restrictions prohibit the secondary trading of our common stock. We currently do not intend to and may not be able to qualify securities for resale in at least 17 states which do not offer manual exemptions (or may offer manual exemptions but may not to offer one to us if we are considered to be a shell company at the time of application) and require shares to be qualified before they can be resold by our shareholders. Accordingly, investors should consider the secondary market for our securities to be a limited one. See also “Plan of Distribution-State Securities-Blue Sky Laws.”

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The forward-looking statements contained in this Prospectus report may prove incorrect.

This Prospectus contains certain forward-looking statements, including among others: (i) anticipated trends in our financial condition and results of operations; (ii) our business strategy for expanding our business through regional centers; and (iii) our ability to distinguish ourselves from our current and future competitors. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this “Risk Factors” discussion, important factors to consider in evaluating such forward-looking statements include: (i) changes to external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) anticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the environmental cleanup industry; and (iv) various competitive factors that may prevent us from competing successfully in the marketplace. In light of these risks and uncertainties, many of which are described in greater detail elsewhere in this “Risk Factors” discussion, there can be no assurance that the events predicted in forward-looking statements contained in this Prospectus will, in fact, transpire.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this prospectus, including in the documents incorporated by reference into this prospectus, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding us and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the offering on our financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and the potential effects on us. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of Common Stock by the selling security holders. All of the net proceeds from the sale of our Common Stock will go to the selling security holders as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.” We have agreed to bear the expenses relating to the registration of the Common Stock for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our Common Stock is not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was determined by the price of the Common Stock that was sold to our security holders pursuant to an exemption under Section 4(2) and Rule 506(b) of Regulation D promulgated under the Securities Act.

The prices at which the shares or common stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of common stock, by negotiations between the selling security holders and buyers of our common stock in private transactions or as otherwise described in “Plan of Distribution.”

The offering price of the shares of our common stock does not necessarily bear any relationship to market value, our book value, assets, past operating results, financial condition or any other established criteria of value.

Although our common stock is not listed on a public exchange, we will be filing a 15c2-11 application with otcmarkets to obtain a quotation on the OTCQB. In order to be quoted on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

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In addition, there is no assurance that our common stock will trade at any certain market price, as prices for the common stock in any public market, which may develop, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the initial offering price as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The Common Stock to be sold by the selling stockholders as provided in the “Selling Security Holders” section is currently issued Common Stock. Accordingly, there will be no dilution to our existing stockholders.

EXPENSES OF REGISTRATION

We are bearing all costs relating to the registration of the shares of common stock offered hereby. These expenses are estimated to be $53,416.59 including, but not limited to, legal, accounting, printing and mailing fees.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends on our common stock and our board of directors does not intend to distribute dividends in the near future. The declaration, payment and amount of any future dividends will be made at the discretion of the board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

SELLING SECURITY HOLDERS

The selling security holders named in this prospectus are offering 2,945,320 common stock shares. We will not receive any proceeds from the sale of shares being sold by selling security holders. 40 of the selling security holders acquired their shares through a cash purchase of shares in a private placement and 2 selling security holders (Emerging Markets Consulting, LLC and Rainmaker Group Consulting, LLC) purchased their shares in a stock purchase agreement and 1 selling security holder (George Gross),was issued shares solely for his marketing services.

The following table sets forth the names of the selling security holders and the number of shares of Common Stock beneficially owned by each of the selling security holders as of August 5, 2016. The shares being offered hereby are being registered to permit public secondary trading, and the selling security holders may offer all or part of the shares for resale from time to time. However, the selling security holders are under no obligation to sell all or any portion of such shares nor are the selling security holders obligated to sell any shares immediately upon effectiveness of this prospectus. The selling security holders have furnished all information with respect to share ownership.

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Name	Shares Beneficially Owned Prior to Offering	Shares to be Offered(1)(2)	Amount Beneficially Owned After Offering

Column 1	Column 2	Column 3	Column 4
Rainmaker Group Consulting, LLC (3)	7,400,000	666,000	6,734,000
Emerging Markets Consulting, LLC (4)	7,400,000	666,000	6,734,000
Richard Larkin	100,000	100,000	-
Daniel McLaughlin	10,000	10,000	-
Benjamin Kreitl	30,000	30,000	-
Jason Miller	20,000	20,000	-
S & S Metal Stud Contractors (5)	10,000	10,000	-
David Darrow	50,000	50,000	-
William Brewer	20,000	20,000	-
George T. Busick	100,000	100,000	-
Simon Pomatto	10,000	10,000	-
Barry Elder	10,000	10,000	-
Ruby Finch	20,000	20,000	-
Dean Cleeton	20,000	20,000	-
Rental Solutions (6)	10,000	10,000	-
Frank Salerno	80,000	80,000	-
Elizabeth Towey	20,000	20,000	-
Rob Wamsley	60,000	60,000	-
Jeffrey Chartier	10,000	10,000	-
Strategic Capital Markets (7)	20,000	20,000	-
Stephanie Lee (7)	10,000	10,000	-
Kevin Cunningham (8)	20,000	20,000	-
Ronald Hardy (9)	10,000	10,000	-
Hermann Matz (10)	10,000	10,000	-
Erik Matz (10)	10,000	10,000	-
Patricia Cunningham (8)	20,000	20,000	-
Karla Hardy (9)	10,000	10,000	-
David Giddens, Jr.	50,000	50,000	-
Joshua Parks	10,000	10,000	-
Steven Harding	20,000	20,000	-
Reece Darham (11)	10,000	10,000	-
Reece and Stuart Darham (11)	10,000	10,000	-
Jospeh Staley (12)	70,000	70,000	-
Suzanne Staley (12)	30,000	30,000	-
Kent and Mary Hamill (13)	200,000	200,000	-
Kevin L. Ziffra	200,000	200,000	-
Ed Doyle	20,000	20,000	-
Robert L. Beckman	50,000	50,000	-
Carl Rabito	33,320	33,320	-
Russell Roberson	20,000	20,000	-
George Gros	200,000	200,000	-

Total	16,413,320	2,945,320	13,468,000

(1) This Registration Statement covers the resale by selling security holders of a maximum of 2,945,320 common stock shares.

(2) Assuming the sale of all shares registered hereunder.

(3) The principal of Rainmaker Group Consulting, LLC (“Rainmaker”) is James Cohen Jr. who has sole dispositive power over the shares. We sold 7,400,000 shares to Rainmaker in accordance with the stock purchase agreement described on page 28. Rainmaker provides us with consulting services in accordance with the consulting services agreement described on page 28.

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(4) The principal of Emerging Markets Consulting, LLC (“Emerging Markets”) is James S Painter III who has sole dispositive power over the shares. We sold 7,400,000 shares to Emerging Markets in accordance with the stock purchase agreement described on page 27. Emerging Markets provides us with consulting services in accordance with the consulting services agreement described on page 28.

(5) The principal of S & S Stud Contractors are Steven Parks and Shawn Jones who jointly have dispositive power over the shares.

(6) The principal of Rental Solutions is George Gross who has sole dispositive power over the shares.

(7) The principal of Strategic Capital Partners is Stephanie Lee who has sole dispositive power over the shares. On July 2, 2015, we entered into an agreement for corporate governance services with the Governance Box for 350,000 restricted shares. Upon instructions from Todd Heinzl, the sole owner of the Governance Box, we issued 300,000 restricted common stock shares to Todd Heinzl and 50,000 shares to Type A Partners owned by Stephanie Lee for assistance with corporate governance services.

(8) Patricia Cunningham and Kevin Cunningham are mother and son, respectively. Kevin Cunningham is over the age of 18 and does not live in the same household as his mother, Patricia Cunningham.

(9) Ronald and Karla Hardy are married to one another.

(10) Hermann Matz and Erik Matz are father and son, respectively.

(11) Reece and Stuart Darham are brothers.

(12) Joseph and Suzanne Staley are married to one another.

(13) Kent and Mary Hamil are married to one another.

Except as otherwise defined above, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or

-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

-	are broker-dealers or affiliated with broker-dealers.

There are no agreements between us and any selling shareholder and us pursuant to which the shares subject to this registration statement were issued.

PLAN OF DISTRIBUTION

Shares Offered by the Selling Stockholders

The selling security holders may sell some or all of their common stock shares up to 2,945,320 at a fixed price of $0.05 per share until our shares are quoted on the OTCQB and thereafter at prevailing market prices or privately negotiated prices.

Prior to being quoted on the OTCQB, shareholders may sell their shares in private transactions to other individuals. We will be filing to obtain a quotation on the OTCQB. In order to be quoted on the OTCQB a market maker must file an application and other necessary documents with the Financial Industry Regulatory Authority (“FINRA”) on our behalf in order to make a market for our common stock. We have not yet engaged a market maker to file such application. There cannot be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $0.05 until a market develops for the stock.

Once a market has developed for our common stock, the shares may be sold or distributed from time to time by the selling stockholders, who may be deemed to be underwriters, directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

-	ordinary brokers transactions, which may include long or short sales,

-	transactions involving cross or block trades on any securities or market where our common stock is trading, market where our common stock is trading,

-	through direct sales to purchasers or sales effected through agents,

-	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or

-	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling security holders are broker-dealers or affiliates of broker dealers.

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We will advise the selling security holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling security holders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling security holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling security holders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

We are authorized to issue 200,000,000 shares of Common Stock, $0.0001 par value per share. Currently we have 76,818,320 shares of Common Stock issued and outstanding.

Common Stock

Each share of Common Stock shall have one (1) vote per share for all purposes. Our Common Stock does not provide preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights. Our Common Stock holders are not entitled to cumulative voting for election of Board members.

Each share of our Common Stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders. Holders of our Common Stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors.

There is presently no public market for our shares of Common Stock. We anticipate applying for quoting of our Common Stock on the OTCQB upon the effectiveness of the registration statement of which this prospectus forms apart. We can provide no assurance that our shares of Common Stock will be quoted on the OTCQB or, if quoted, that a public market will materialize.

Preferred Stock

We are authorized to issue 30,000,000 preferred shares, no shares of which are outstanding. We have not yet set the rights and preferences of our preferred shares.

Dividend Rights

Shareholders will share ratably in any dividend declaration. We have no plans to declare dividends in the foreseeable future.

Warrants and Options

We have no warrants or options outstanding.

Transfer Agent and Registrar

Our transfer agent is ClearTrust, 16540 Point Village Drive, #206, Lutz, Florida 33558

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Florida Anti-Takeover Laws

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law.

Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

-	The transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

-	The interested shareholder has owned at least eighty percent (80%) of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

-	The interested shareholder is the beneficial owner of at least ninety percent (90%) of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

-	The consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who, together with affiliates and associates, beneficially owns more than ten percent (10%) of a corporation’s outstanding voting shares. We have not made an election in our amended Articles of Incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless (i) our Board of Directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our Board of Directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to twenty percent (20%) or more of the total voting power in an election of directors.

Penny Stock Considerations

Our shares will be “penny stocks”, as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Thus, our shares will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.

In addition, under the penny stock regulations, the broker-dealer is required to:

-	Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

-	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

-	Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value, and information regarding the limited market in penny stocks; and

-	Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market, and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

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OTCQB Qualification for Quotation

To have our shares of common stock on the OTCQB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with a FINRA Market Maker to file our application on Form 211 with FINRA, but as of the date of this Prospectus, no filing has been made. Based upon our counsel’s prior experience, we anticipate that after this registration statement is declared effective, it will take approximately two (2) to eight (8) weeks for FINRA to issue a trading symbol and allow sales of our common stock under Rule 144.

Sales of Our Common Stock Under Rule 144

We presently have 76,818,320 common shares outstanding. Of these shares, 17,363,320 common shares are held by non-affiliates and 59,455,000 common shares are held by affiliates, which Rule 144 of the Securities Act defines as restricted securities.

We are registering 2,945,320 shares held by non-affiliates in this offering. We are not registering shares held by affiliates in this offering. The remaining non-affiliate shares as well as all of the affiliates’ shares will be subject to the resale restrictions of Rule 144. In general, persons holding restricted securities, including affiliates, must hold their shares for a period of at least six (6) months, may not sell more than one percent (1%) of the total issued and outstanding shares in any ninety (90) day period, and must resell the shares in an unsolicited brokerage transaction at the market price. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

INTEREST OF NAMED EXPERTS

Frederick M. Lehrer, P. A. is passing upon the legality of the shares offered under this registration statement. Frederick M. Lehrer owns 600,000 restricted shares of our common stock.

Our financial statements for the fiscal years ended December 31, 2015 and 2014 included in this prospectus and the registration statement have been audited by MaloneBailey, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DESCRIPTION OF BUSINESS

Organization

We were incorporated in the state of Florida on October 31, 2015. We have never been the subject of a material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course. Further, we have never been the subject of a bankruptcy, receivership or similar proceeding.

As disclosed in our Corporate Background Section at page 4, the business purpose in connection with the transition from Dynamic Environmental to us was to continue Dynamic Environmental’s business and change our domicile from Illinois to Florida. The cost associated with this transition is disclosed on page 4.

Industry Background

The United States is a large and rapidly growing market for environmental services. In 2010, U.S. environmental services industries generated revenues of $190.5 billion. Water and wastewater services accounted for the largest share of U.S. revenues (46 percent), followed by solid and hazardous waste management services (33 percent) and consulting and engineering services (14 percent). In line with global trends, U.S. environmental services revenues grew by about 41 percent overall, with water and wastewater services recording the highest revenue growth during the 2000–2010 period (Source: http://www.usitc.gov/publications/332/pub4389.pdf)

Types of Services

We provide services in 4 major categories, as follows:

(1) Field and Industrial Services

Field and industrial services involve any one or a combination of the following:

•	Above ground and underground storage tank (i.e. oil, chemical) cleaning and removal
•	Wet and dry vacuuming waste, water, septic, solids, dirt or any items needing removal
•	Equipment cleaning
•	Product transfers such as moving chemicals from one tank to another tank
•	Confined space entry/removal in conformity with OSHA guidelines
•	Vessel decontamination, such as drums, tanks, ships or other that require environmental services
•	Operation and maintenance

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•	Temporary storage of materials requiring temporary housing while performing cleanup services
•	High pressure washing and blasting
•	Dewatering involving removal of excess liquids to facilitate handling of materials
•	Waste management
•	Scheduled industrial maintenance programs
•	Industrial shutdowns

(2) Emergency Response and Disaster Recovery

•	24 hour, 365 days a year, land and marine based oil, fuel and chemical spill response
•	Advanced specialized emergency and disaster services
•	Oil spills
•	Pipeline spills
•	Flood debris cleaning
•	Avian bird flu

(3) Waste Transportation and Disposal Services

•	Transportation of Haz/Non-Haz Waste Streams
•	Disposal
•	Landfill, treatment, incineration, recycling/recovery
•	Lab chemical packing, sampling analysis, manifesting /labeling, clandestine meth lab cleanup
•	Container management
•	Roll-Off containers (dumpsters), vacuum boxes, totes, drums, frack-tanks (large temporary storage)
•	Flood debris cleanup

(4) Remediation and Construction Services

(a) Site Remediation

•	Facility decontamination
•	Subsurface (underground) source removal
•	Pit/Pond Lagoon closures (i.e. retention ponds, waste ponds) to properly remediate and close
•	Underground storage tank and above ground storage tank closure
•	Site restoration
•	Biological hazards mitigation

(b) Demolition

Plant decommissioning, dismantlement, asset recovery

Equipment

We use the following equipment:

•	Excavators (rent and own)
•	Dozers (rent)
•	Skid Steers (own)
•	Utility Tractors (own)
•	Hot Water Pressure Washers (own)
•	Air movers (own)
•	Generators (own)
•	Light Plants (rent and own)
•	Air Compressors (rent and own)
•	Confined Space Entry Equipment
•	Water Pumps (own)
•	Vacuum trucks (rent)
•	Vacuum boxes (rent)
•	Breakers (rent)
•	Waste blasters (rent)

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•	Hydro Blasters (rent)
•	Boom (own)
•	All levels personal protective equipment (PPE) (own)
•	Roll-offs (rent)
•	ERTs (rent and own)
•	Marine Vessels (rent)
•	Skimmers (own and rent)
•	Emergency response trailers ((rent)
•	Transfer trailers (rent)
•	Flat Bed trailers (own)
•	Recreational Vehicle used as Mobile Command Center (own)
•	Dump trucks (rent)
•	Dryers (rent)

Marketing Strategies

We intend to grow our business through the following marketing strategies:

•	Increased internet presence through cost per click and search engine optimization;
•	Employing experienced sales person to focus on remediation and industrial sales;
•	Trade shows;
•	Through the marketing services of George Gros (See page _ of this prospectus) pertaining to our environmental response/disaster relief; and

•	Billboards and direct mail.

Seasonality

We do not have a seasonal business cycle.

Raw Materials

We do not use raw materials in our business.

Target Market

Our target market includes utilities, petro-chemical, manufacturing, transportation, government, military, refineries, insurance corporations, engineering firms, energy companies and federal, state and local entities.

Reliance Upon One or a Few Customers

During our fiscal year 2015, 2 environmental and emergency response customers accounted for 88% of our revenues, as follows: (a) 46% - Qualitech, Inc.; and (b) 42% - Industrial Response Services, Inc.  Further, for the 3 month period ending March 31, 2016, 2 environmental and emergency response customers accounted for 97% of our revenues, as follows: (a) 77% - SET Environmental, Inc.; and (b) 20% - Shiptech Services, LLC) Inc.

Reliance Upon Emergency Response Services

Historically 50% of our business is derived from emergency response services and 92% of our revenues in fiscal year 2015 are attributable to our emergency response work from May 2015 to September 2015 in Iowa for the outbreak of the Avian Bird Flu. Emergency response services are unpredictable because they are based solely on unexpected emergency needs.

Our Expansion Plans

We intend to expand our business, as follows:

•	Secure agreements for our services in the industrial corridor between Lake Charles, Louisiana to Pensacola, Florida covering Louisiana, Mississippi, Alabama and Florida;
•	Build stronger relationships as a premier environmental contractor by securing client agreements leading to opening up additional service centers;
•	Attempt to secure master service agreements with companies in need of environmental maintenance as well as an environmental responder if the need arises; and.
•	Establish Service Centers strategically located cover an approximately 100-200 mile radius.

Service Center locations are a traditional format for conducting the environmental services business. Each Service Center will be a base of operations to provide environmental services for a radius of approximately 100 - 200 miles and will consist of a manager, foreman, multiple technicians, supplies and the necessary equipment to provide the environmental services beginning on page 22 of this prospectus. Our current headquarters in Waveland Mississippi is an active service center that will serve as a model for any new service centers. Our Chief Executive Officer will direct the establishment of each Service Center. We estimate total costs of approximately $351,000 for each Service Center, as follows:

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$ 3,000	Lease of a building to serve as a Service Center

$ 17,000	Furniture, computers, printers, and office supplies

$ 82,000	Purchase of markets focused equipment.

$50,000	Lease of: (a) liquid truck - $35,000; and

(b) confined space equipment (protective and other equipment) - $15,000

$ 12,000	Stocked supplies

$ 96,000	$8,000 monthly salary for Manager/Foreman (1 year)

$ 11,000	Marketing budget

$ 80,000	Salary for business development/client relationship representative

Additionally, we will pay a minimum of 4 technicians $18.50 per hour.

We plan on establishing our second Service Center in Northern, Florida to cover the territory from Lake Charges, Louisiana and Pensacola, Florida. Because this Service Center is contingent upon adequate funding and/or raising capital, we do not have a schedule for establishing this Service Center. Assuming we do receive adequate funds to establish the Northern, Florida Service Center, it will take approximately 3 months to become operational.

We intend to fund each Service Center through existing revenues and/or raising capital or a combination of the foregoing; however, there is no assurance that we will be successful in generating sufficient revenues or raising adequate capital for the foregoing purposes.

Geographic Territory

Our emergency response/emergency management services are available upon request in all 50 states. Based on our level of expertise we are commonly contracted to be present and assist with management and execution of environmental/emergency based situations throughout the USA. For example, one of our largest projects to date in Iowa for the Avian Bird Flu for which we were contracted not only for labor support but also for management support. Dynamic Environmental has performed work in the following states: Florida, Alabama, Louisiana, Mississippi, Tennessee, Missouri, Illinois, Michigan, Iowa, Wisconsin, Georgia, New York, New Jersey, Indiana, Oklahoma, Arkansas, California, Texas, Kentucky and New Jersey.  We have performed work in the following states: Iowa, Louisiana, Mississippi, Tennessee, Missouri, Illinois, Michigan, Wisconsin, New York, Indiana, Kentucky, Oklahoma, Alabama, Florida, Arkansas, California, New Jersey and Texas. Our services were provided in the foregoing states through various companies we had prior business arrangements and/or services previously performed for such companies. With the exception of Mississippi, Florida and Illinois, we performed the services in the foregoing states by transporting certain of our employees to projects in those states and hiring other employees located in the states where the project was being conducted on an as-needed basis.

We currently have one regional service center, which is located in Waveland, Mississippi and covers from Lafayette, Louisiana to Pensacola, Florida, which represents a 150 mile radius.

Competition

We compete with large and small companies in each of the markets in which we operate. The environmental cleanup and emergency response industry is highly competitive and rapidly evolving. There are a number of major competitors in this industry, including Clean Harbors, USES and SWS. Price, response time, reliability and safety record are the principal methods of choosing a contractor in the industry. Based upon these criteria, our position in the industry is relatively small. Our competitors have established market positions more prominent than ours, and if we fail to attract and retain customers and establish a successful distribution network, we may be unable to achieve additional sales and market share.

The principal competitive factors applicable to our industry are:

•	Price
•	Specialized permits and “niche” service offerings
•	Customer service
•	Operational efficiency and technical expertise
•	Environmental compliance with regulatory agencies
•	Industry reputation and brand name recognition

While we believe we are competitive based on each of these factors, many of our competitors have greater brand name recognition and greater financial and operational recourse than we do and to such extent that this is a competitive disadvantage.

Competitive Advantages

We believe that our key competitive advantages are:

•	Over 40 years of business experience in the environmental remediation area;
•	Experience from a central management office with managing employees in environmental projects in 19 states;
•	Our plan to establish service centers to expand our business in other geographical areas with focus on the local customer; and
•	Being small allows us to be client focused and strive for better customer service than the larger companies as well have a better price point due to less selling, general and administrative overhead.

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Competitive Disadvantages

We believe the following are disadvantages of our larger competitors over us are:

•	Need for more capital for expanded operations;
•	Whether we have the ability to secure larger contracts;
•	Where we are able to hire more full time employees thus able to handle larger projects and executive management to oversee specific company functions.

Government Regulation

The only recurring costs associated with environmental regulation are continuing education for our employees regarding local, state and federal environmental rules and regulations that impact our clients.

Health and safety standards under the Occupational Safety and Health Act, or “OSHA,” are also applicable to all of our operations.

Hazardous Waste Operations and Emergency Response (HAZWOPER) is a set of guidelines produced and maintained by the Occupational Safety and Health Administration, which regulates hazardous waste operations, and emergency services in the United States and its territories. With these guidelines, the U.S. government regulates hazardous wastes and dangerous goods from inception to disposal.

HAZWOPER applies to five groups of employers and their employees. This includes employees who are exposed (or potentially exposed) to hazardous substances (including hazardous waste) and who are engaged in one of the following operations as specified by OSHA regulations

•	Cleanup operations required by a governmental body (federal, state, local or other) involving hazardous substances conducted at uncontrolled hazardous-waste sites

•	Corrective actions involving cleanup operations at sites covered by the Resource Conservation and Recovery Act of 1976 (RCRA) as amended.

•	Voluntary cleanup operations at sites recognized by a federal, state, local, or other governmental body as uncontrolled hazardous-waste sites.

•	Operations involving hazardous waste which are conducted at treatment, storage and disposal facilities regulated by Title 40 of the Code of Federal Regulations, parts 264 and 265 pursuant to the RCRA, or by agencies under agreement with the U.S. Environmental Protection Agency to implement RCRA regulations

•	Emergency response operations for releases of, or substantial threats of release of, hazardous substances (regardless of the hazard’s location)

Environmental Regulation

Because we remedy certain environmental matters on behalf of our clients, our business has benefited substantially from increased governmental regulation of hazardous waste transportation, storage and disposal. The environmental services industry itself, as it applies to our customers is the subject of extensive and evolving regulation by federal, state and local authorities. Our own direct compliance with environmental regulations is limited to training of environmental regulations by our Chief Executive Officer, of which there is no material expenditures.

Compliance with Other Regulations

We are required to obtain federal, state, and local permits or approvals for the transportation of hazardous waste. We have acquired all operating permits and approvals now required for the current operation of our business, and have applied for, or are in the process of applying for all permits and approvals needed in connection with continued operation and planned expansion or modifications of our operations.

We are required to conform to OSHA regulations, which have consisted of purchase of safety equipment and personal protective equipment. During our fiscal year 2014 and fiscal year 2015, we spent $21,828 and $13,786, respectively, pertaining to OSHA related expenditures.

HAZWOPER pertains to all aspects of our operations.

Training

We meet and exceed all requirements mandated by OSHA on our projects. We maintain guidelines in accordance with 1926 construction standards as well as OSHA guidelines and all other regulations that pertain to our work. We have in house trainers and we utilize third party trainers in special scenarios when necessary. We are a member of Avetta Auditing, which monitors our safety program.

Employees

We have 29 employees, 24 of whom are Haz Mat Technicians. A Haz Mat Technician is one who responds to potential releases or releases of hazardous materials for the purpose of controlling the release. Haz Mat Technicians are more aggressive than first responders at the operations level since they will approach the point of release to plug, patch, or otherwise stop the release of a hazardous materials substance. We adhere to all OSHA requirements with respect to specialized chemical protective clothing and specialized control equipment.

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We have the following employees:

•	24 Haz Mat Technicians;
•	2 Foreman
•	2 Supervisors
•	Our Chief Executive Officer

We also hire Haz Mat Technicians on a part time as-needed basis when workload exceeds our full time staff.

Liability Insurance and Bonding

The nature of our business exposes us to the possible risk of liabilities arising out of our operations, including damages to the environment, property, employees or the general public. Although we focus on operating safely and prudently, we could receive claims, alleging damages, negligence or other wrongdoing in the planning or performance of work, which resulted in harm to the environment, property, employees or the general public. These liabilities can be significant. We also could be subject to fines and civil and criminal penalties in connection with alleged violations of regulatory requirements. We maintain a $1,000,000 liability policy with an umbrella policy of $5,000,000, subject to limitations, exclusions, deductibles or self-insurance, provide coverage for these types of claims. While we believe the amount of insurance is appropriate for our type of business, we can neither assure you that such insurance will be adequate, in scope or amount, in the event of a major loss, nor that we will not be exposed to uninsured liabilities that could have a material adverse effect on our consolidated financial condition, results of operations or cash flows. We also cannot assure you that we would continue to maintain the insurance should market conditions in the insurance industry make such coverage cost prohibitive.

Accruals for self-insurance or deductibles are based on claims filed and actuarial estimates of claims development and claims incurred but not reported. Due to the variable condition of the insurance market, we have experienced, and may experience in the future, increased self-insurance or deductible retention levels and increased premiums. As we assume more risk for self-insurance through higher retention levels, we may experience more variability in our self-insurance reserves and expense.

In the normal course of business, we also purchase surety bonds, insurance policies and letters of credit.

Research and Development

Since our inception, we have had no research and development expenses.

Patents and Intellectual Property/Trademarks/Licenses/Franchises

We do not currently own any patents and have no intention of applying for patents. We currently have no trademarks. We are not a party to any license, royalty or franchise agreements.

Material Agreements

Contract for the Sale and Purchase of Real Property

We (as the buyer) have a September 1, 2015 Contract for the Sale and Purchase of Real Property with Thomas and Laurie Rinehart (as the seller), to purchase property and building located at 2236 Kiln Waveland Cutoff Road, Waveland, Mississippi, which currently represents our service center, as detailed in the Description of Property section below on page 28. The purchase price is $150,000, $18,000 of which has been paid as earnest money. Closing is required within 1 year of the September 1, 2015 contract date with an option of a 6-month extension. We have agreed to lease the property from the seller during the entire period of this agreement per the terms of the lease agreement.

Commercial Lease Agreement (Service Center)

We have an August 1, 2015 Commercial Lease Agreement with Thomas and Laurie Rinehart for the lease of our service center located at 2236 Kiln Waveland Cutoff Road, Waveland, Mississippi and the property upon which the building exists as well as the surrounding property. The term of the lease is from August 1, 2015 to August 1, 2016 and we pay monthly rent of $1,800 per month. . We intend to renew this lease.

Rental Agreement and Lease (Administrative Offices)

We have an April 24, 2016 Rental Agreement and Lease with Rental Solutions for our administrative offices located at 9100 Kiln Waveland Cutoff Road, Waveland, Mississippi. The term of the lease is for one year from May 1, 2016 to May 1, 2017, the monthly lease payment is $500 and the lease is automatically renewable at the same $500 monthly lease payment

Stock Purchase Agreement with Emerging Markets Consulting, LLC

We have a stock purchase agreement with Emerging Markets Consulting, LLC (“Emerging Markets”) effective as of June 15, 2015, providing for Emerging Markets’ purchase of 7,400,000 of our common stock shares for a purchase price of $2,500. The 7,400,000 shares are based on an anticipated aggregate issuance amount of 77,000,000 shares as of the filing of the S-1 Registration Statement and the purchase of 9.61% of our total shares outstanding as of the filing date of the S-1 Registration Statement. The agreement is subject to a personal guarantee by our Chief Executive Officer that the Form S-1 Registration Statement is filed by July 31, 2015 or a later date, but only upon mutual consent of the Parties; failure to do so would require our Chief Executive Officer to return the $2,500 investment plus interest in the event we failed to do so. The Parties verbally agreed to extend the S-1 filing date to June 15, 2016, which was the sole term to such verbal agreement.

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Stock Purchase Agreement with Rainmaker Group Consulting, LLC

We have a stock purchase agreement with Rainmaker Group Consulting, LLC (“Rainmaker”) effective as of June 15, 2015, providing for Rainmaker’s purchase of 7,400,000 of our common stock shares for a purchase price of $2,500. The 7,400,000 shares are based on an anticipated aggregate issuance amount of 77,000,000 share as of the filing of the S-1 Registration Statement and the purchase of 9.61% of our total shares outstanding as of the filing date of the S-1 Registration Statement. The agreement is subject to a personal guarantee by our Chief Executive Officer that the Form S-1 Registration Statement is filed by July 31, 2015 or a later date, but only upon mutual consent of the Parties; failure to do so would require our Chief Executive Officer to return the $2,500 investment plus interest in the event we failed to do so. The Parties verbally agreed to extend the S-1 filing date to June 15, 2016, which was the sole term to such verbal agreement.

Independent Consulting Agreement with Emerging Markets Consulting, LLC

We have an independent consulting agreement with Emerging Markets effective as of June 1, 2015 (the “Effective Date”), whereby Emerging Markets provides us with the following services: (a) consult with and assist us in capitalization table and share structure; (b) assisting with review of the S-1 Registration Statement; (c) coordinate with professionals involved in the S-1 Registration Process, including our Chief Executive Officer, securities attorney and auditor, for the purpose of efficiently coordinating the S-1 Registration Process; (d) referral of a broker-dealer to file a 15c2-11 with FINRA and consult with and assist us in the filing of a 15c2-11 with FINRA; and (e) referral of a company to file a DTC application with the Depository Trust Company and consult with and assist us in the filing of a DTC application with the Depository Trust Company. We are required to pay Emerging Markets 10,000 restricted common stock shares, the shares of which have not yet been issued. The term of the agreement is from the Effective Date of this agreement, June 1, 2015, to the filing of the S-1 Registration Statement.

Independent Consulting Agreement with Rainmaker Group Consulting, LLC

We have an independent consulting agreement with Rainmaker effective as of June 1, 2015 (the “Effective Date”), whereby Rainmaker provides us with the following services: (a) referring PCAOB auditors, accounting professionals experienced in GAAP accounting, Edgar services, transfer agents, securities attorney and other professionals; (b) assisting with review of an S-1 Registration Statement; (c) coordinate with professionals involved in the S-1 Registration Process, including our Chief Executive Officer, securities attorney and auditor, for the purpose of efficiently coordinating the S-1 Registration Process; and (d) consult with and assist us in developing our business plan, strategy and personnel. We are required to pay Rainmaker 10,000 restricted common stock shares, the shares of which have not yet been issued. The term of the agreement is from the Effective Date of this agreement, June 1, 2015, to the filing of the S-1 Registration Statement.

Consulting Agreement with the Governance Box

We have a July 1, 2015 consulting agreement with the Governance Box to provide corporate governance services. We are required to pay the Governance Box 350,000 common stock shares. The term of the agreement is from July 1, 2015 to July 1, 2016.

Marketing Agreement with George Gros

We have a May 23, 2016 verbal agreement with George Gros consisting of the following terms: (a) George Gros will provide us with marketing services pertaining to our environmental response/disaster relief services that target the relationships he has developed and obtained between the Houston, Texas and New Orleans, Louisiana corridor over the past 20 years and any such similar relationships going forward, including marketing services such as personal contacts, billboards, meetings and mail outs, in return for 200,000 shares of our restricted common stock shares; and (b) the term of the agreement is for 2 years from May 23, 2016 to May 23, 2018.

DESCRIPTION OF PROPERTY

Our administrative office from which we conduct our administrative functions is located at 9100 Kiln Waveland Cutoff Road, Waveland, Mississippi 39576. Our administrative office has a conference room and 1 office.  We pay monthly rent of $500. Our administrative office lease expires in April 2017. Our administrative office is 450 square feet and is adequate for our needs.

Our service center is located at 2236 Kiln Waveland Cutoff Road, Waveland, Mississippi, 39576, which also includes a “shop building”. The purpose of our service center is to conduct our daily operations, the shop building is used to maintain equipment and the surrounding lot is used to store equipment.  The service center office is 1100 square feet and is adequate for our purposes.  The “shop building” is 2750 square feet and is adequate for our purposes.  We pay monthly rent of $1,800 per month for our service center. Our service center lease expires in August 2016, which we intend to renew.

LEGAL PROCEEDINGS

We are not a party to any legal proceedings. From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Holders of Capital Stock:

As of the date of this Registration Statement, we have 48 holders of our Common Stock.

Rule 144 Shares

As of the date of this Registration Statement, we do not have any shares of our Common Stock that are currently available for sale to the public in accordance with the volume and trading limitations of Rule 144.

Stock Option Grants

We do not have a stock option plan in place and have not granted any stock options at this time.

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Warrants

We have not issued any warrants and there are no warrants outstanding.

Shares Eligible for Future Sale

As of August 3, 2016, we had 76,818,320 shares of common stock outstanding. Of the 76,818,320 Shares outstanding, 2,945,320 shares are being registered on behalf of selling security holders.

All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our “affiliates,” as that term is defined in Rule 144 promulgated under the Securities Act.

The outstanding shares of our common stock not included in this prospectus will be available for sale in the public market as described below under the title “Rule 144”.

Public Float

As of the date of this prospectus, there is no public float.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for a least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for 90 days, our affiliates or persons selling shares on behalf of our affiliates who own shares that were acquired from us or an affiliate of ours at least six months prior to the proposed sale are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

-	1% of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or
-	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF OUR RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES TO THE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT RELATE TO FUTURE EVENTS OR OUR FUTURE FINANCIAL PERFORMANCE. THESE STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE OUR ACTUAL RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. THESE RISKS AND OTHER FACTORS INCLUDE, AMONG OTHERS, THOSE LISTED UNDER “FORWARD-LOOKING STATEMENTS” AND “RISK FACTORS” AND THOSE INCLUDED ELSEWHERE IN THIS REGISTRATION STATEMENT.

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Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to income taxes, and the valuation of equity transactions. We base our estimates on historical experience and on various other assumptions that we believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of the consolidated financial statements.

Although we have elected to take advantage of the extended transition provided by Securities Act Section 7(a)(2)(B) for complying with new and revised accounting standards, as of present, there are no new or revised accounting standards that have been issued by the PCAOB or the SEC applicable to us for which we have adopted the application date for private companies.

Accounts Receivable

We recognize allowances for doubtful accounts to ensure accounts receivable are not overstated due to the inability or unwillingness of its customers to make required payments. The allowance is based on historical bad debt expense, the age of receivable and the specific identification of receivables that we consider at risk.

Revenue Recognition

We recognize revenue when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) we deliver the specified services; (3) terms are fixed or determinable; and (4) collection is probable.

Long-lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, we test long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Stock-based Compensation

We record stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

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Trends and Uncertainties

Our business is subject to the following trends and uncertainties:

•	The level of local, state and federal environmental regulation, which would positively or negatively affect the demand for our services;
•	The level of commercial and governmental business in the United States;
•	The political agenda of the next Presidential administration that will affect the level of environmental regulations and enforcement; and
•	Whether the level of our emergency response business will materially increase or decrease.

Going Concern

Our financial statements have been prepared on a going concern basis which assumes that we will be able to realize our assets and discharge its liabilities and commitments in the normal course of business for the foreseeable future. We had a working capital deficit of $17,184 at December 31, 2015 and have suffered net losses. We have funded our activities to date from debt financings and earnings. These factors raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our generating profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. Our management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While we believe that we will be successful in obtaining the necessary financing and generating revenue to fund our operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that we will succeed in our future operations.

We will attempt to overcome the going concern opinion by increasing our revenues, as follows:

•	Expansion of our business by securing agreements for our services;
•	Build stronger relationships by securing client agreements leading to opening up additional service centers;
•	Secure master service agreements;
•	Establish a service center in Northern Florida;
•	The marketing services of George Gros as reflected on page 27 ; and
•	Obtaining financing.

Our attempt to overcome the going concern opinion may fail since all of the above will lead to increased expenses and possible net losses.

COMPARATIVE RESULTS FOR FISCAL YEARS 2015 AND 2014

Results of Operations: For the year ended December 31, 2014 and December 31, 2015

Liquidity and Capital Resources

Revenues

Our revenues for the years ended December 31, 2014 and December 31, 2015 were $909,352 and $1,905,069, respectively, reflecting increased revenues of $995,717 or 109%. The $995,717 increase in our revenues is attributable to our work form May 2015 to September 2015 in Iowa for the outbreak of the Avian Bird Flu and revenues of $1, 759,644 from that work representing 92% of our revenues for fiscal year 2015.

As an emergency response company, our revenues have historically been contingent upon the occurrence of emergency incidents and the corresponding need for our services. Apart from whether the level of our emergency response business will materially increase or decrease contingent upon the occurrence of such emergency incidents, there are no known trends and uncertainties that are attributable to our increased revenues or are revenues in the immediate future. Additionally, there have been no increased prices or introduction of new services that were factors in our increased revenues.

Net Profit/Net Loss

We had a net profit of $54,378 for the year ended December 31, 2014 and a net loss of $206,780 for the year ended December 31, 2015. Our net profit in fiscal year 2014 compared to fiscal year 2015 is attributable to lower revenues of $995,717 and lower general administrative costs of $793,473 when comparing fiscal year 2014 to fiscal year 2015. The $206,780 net loss in 2015 is primarily attributable to increased revenues of $995,717 and an increase in operating costs of $779,976 from fiscal year 2014 to fiscal year 2015, the primary component of which is a $793,473 increase in administrative costs from fiscal year 2014 to fiscal year 2015.

We had a working capital surplus of $39,718 for the fiscal year ended December 31, 2014 and a working capital deficit of $17,183 for the fiscal year ended December 31, 2015. The $17,183 working capital deficit in 2015 is primarily attributable to a $65,762 increase in current liabilities from fiscal year 2014 to fiscal year 2015, consisting of a $26,652 increase in accounts payable, a $5,735 increase in note payable/current and a $33,375 increase in due to related party, offset by a $8,861 increase in current assets consisting of a $5,411 increase in cash, $11,000 increase in subscriptions receivable and $3,600 increase in prepaid expenses, which current assets were offset by a $11,150 decrease in accounts receivable.

Our cash flows from operating activities was $71,215 for the year ended December 31, 2014 compared to cash flows used in operating activities of $2,128 for the year ended December 31, 2015.

Operating Expenses

We incurred total operating expenses of $228,161 and $1,008,137 for the years ended December 31, 2014 and December 31, 2015 respectively, reflecting an increase of $779,976 or 341% from fiscal year 2014 to fiscal year 2015. The primary components of this $779,976 increase mainly consist a $793,473 increase in general and administrative expenses from fiscal year 2014 to fiscal year 2015, offsetting by a decrease of $3,517 in depreciation expense and $9,980 in disposal of equipment. The $779,976 increase in operating expenses from the prior year is primarily attributable to an increased number of environmental projects that we engaged in as reflected by increased revenue of $995,717 from fiscal year 2014 to fiscal year 2015, cost of revenue increase $479,943 from $621,721 in 2014 to $1,101,664 in 2015.

Our net cash used in investing activities were $24,532 and $42,284 for the years ended December 31, 2014 and December 31, 2015, respectively, reflecting a $17,752 increase in net cash used in investing activities. This $17,752 increase in net cash used in investing activities comparing the fiscal years 2014 and 2015 consists of a $6,471 increase in purchase of property and equipment, a $6,719 was provided by proceeds from property and equipment and a $18,000 increase in down payment for property and equipment.

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Our net cash used in financing activities was $36,815 in 2014, compared to $49,823 provided by financing activities in 2015. The $49,823 reflecting our net cash provided for financing activities for the year ended December 31, 2015 consists of a $7,802 increase in distribution, a $42,720 increase in related party advances received, a $11,054 increase in payment on notes payable and a $40,666 increase in proceeds received from issuance of common stock.

We expect to incur a minimum of $1,032,000 in operating expenses during fiscal year 2016.

COMPARATIVE RESULTS FOR THE PERIODS ENDING MARCH 31, 2015 AND MARCH 31, 2016

Results of Operations for the Three Months Ended March 31, 2016 Compared with the Three Months Ended March 31, 2015

	3/31/16	3/31/15	$ Change	% Change
REVENUES:
Revenue	$149,922	44,866	105,056	234%
Cost of Revenue	113,664	34,043	79,621	234%
Gross Profit	36,258	10,823	25,435	235%

OPERATING EXPENSES:	6,079	8,756	(2,677)	(31)%
Depreciation Expense
General and administrative	101,462	69,035	32,427	47%
Total Operating Expenses	107,541	77,791	29,750	38%

Interest expense	-	890	(890)	-100%

Net loss	(71,283)	(67,858)	(3,425	5%

Results of Operations for the Three Month Periods Ending March 31, 2015 and March 31, 2016

Revenues

Our revenues for the years ended March 31, 2015 and March 31, 2016 were $44,866 and $149,922, respectively, reflecting increased revenues of $105,056 or 234%. The $105,056 increase in our revenues is primarily attributable to increased services we provided to SET Environmental.

As an emergency response company, our revenues have historically been contingent upon the occurrence of emergency incidents and the corresponding need for our services. Apart from whether the level of our emergency response business will materially increase or decrease contingent upon the occurrence of such emergency incidents, there are no known trends and uncertainties that are attributable to our increased revenues or are revenues in the immediate future. Additionally, there have been no increased prices or introduction of new services that were factors in our increased revenues.

Net Profit/Net Loss

We had a net loss of $67,858 for the three-month period ending March 31, 2015 and a net loss of $71,283 for the three month ended March 31, 2016, reflecting an increased loss of $3,425 or 5% comparing the three-month period ending March 31, 2015 to the three-month period ending March 31, 2016. The $3,425 increase in net losses is primarily attributable to a $32,427 increase in general and administrative expenses from the three-month period ending March 31, 2015 to the three-month period ending March 31, 2016.

Liquidity and Capital Resources

Our financial condition as of March 31, 2015 and March 31, 2016 is summarized as follows:

We had revenues of $44,866 and $149,922 for the for the three month periods ending March 31, 2015 and March 31, 2016, respectively, reflecting increased revenues of $105,056 or 234% comparing the three-month period ending March 31, 2015 to the three-month period ending March 31, 2016.

We had a working capital deficit of $58,387 as of March 31, 2016.

Going forward, our cash needs over the next 12 months from March 31, 2016, include the following estimated expenditures:

1)       Payroll , $788,440

2)       Insurances, $ 57,000

3)       Equipment Rentals, $ 84,000

4)       Lodging for our permanent and/or part-time employees and contractors for projects beyond approximately 65 miles of our current Waveland, Mississippi service center, $ 122,000

5)       New Service Center in Northern Florida, $ 351, 000

Separate and apart from the above expenses, we estimate that we will incur approximately $57,000 of marketing expenses that we anticipate over the next 12 months from March 31, 2016.

These estimated expenditures are based on expenses from fiscal year 2015 and our increased emergency response projects over the last 2 years. These numbers will be drastically affected by whether we are successful in establishing a new service center and the volume of work; therefore, if we are unsuccessful in establishing a new service center and/or if workload happens to decrease our expenditures will correspondingly decrease.

We plan on meeting our cash needs, including SEC reporting costs, by: (a) attempting to increase our revenues through increased marketing; (b) securing additional master service agreements; and (c) obtaining financing through a debt or equity offering.

Operating Expenses

We incurred total operating expenses of $77,791 and $107,541 for the three month period ending March 31, 2015 and the three month period ending March 31, 2016, respectively, reflecting an increase of $29,750 or 38% comparing the three month period ending March 31, 2015 to the three month period ending March 31, 2016, such increase of which is primarily attributable to a $32,427 or 47% increase in general and administrative expenses based on the increased number of environmental projects in comparing the three month period ending March 31, 2015 to the three month period ending March 31, 2016.

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Our net cash used in operating activities were $25,139 and $50,086 for the three-month period ending March 31, 2015 to the three-month period ending March 31, 2016, respectively. This $24,947 increase in net cash used in operating activities is primarily attributable to an $80,675 increase in accounts receivable.

Our net cash provided by financing activities was $20,400 and $34,000 for the three-month period ending March 31, 2015 and the three-month period ending March 31, 2016, respectively, reflecting a $13,600 increase in net cash used for financing activities when comparing the two March 31 quarters.

There is no assurance that we will secure additional capital. There currently are no agreements, arrangements, or understandings that would enable us to obtain funds through bank loans, lines of credit, or any other source.

There is no assurance that we will secure additional capital. There currently are no agreements, arrangements, or understandings that would enable us to obtain funds through bank loans, lines of credit, or any other source.

Contractual Obligations and Off-Balance Sheet Arrangements

None

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CORPORATE GOVERNANCE

Board of Directors

Directors are elected at our annual meeting of shareholders and serve for one year until the next annual meeting of shareholders or until their successors are elected and qualified. We reimburse all directors for their expenses in connection with their activities as our directors.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have determined that it is in our best interests and its shareholders to combine these roles. Due to the small size and our early development stage, we believe it is currently most effective to have the Chairman and Chief Executive Officer positions combined.

Our board of directors is primarily responsible for overseeing our risk management processes. The board of directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The board of directors focuses on the most significant risks facing our general risk management strategy, and us and also ensures that risks undertaken by us are consistent with the board’s appetite for risk. While the board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing us and that our board leadership structure supports this approach.

Directors and Executive Officers and Corporate Governance.

The following information sets forth the names of our officers and directors, their present positions, and some brief information about their background.

Name	Age	Position(s)	Director Since
Brant Cochran	52	Chief Executive Officer/Director	October 2014
Alfred Chisholm	46	Chief Financial Officer/Director	October 2015
Glenn MacGraw	59	Director	October 2015

Background of Officers and Directors

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Brant Cochran

Brant Cochran has been our President/Director since October 28, 2014 and our Chief Executive Officer since June 15, 2015. From May 2016 to September 2016, Brant Cochran supervised and directed the Avian Bird Flu Response in the State of Iowa on our behalf. From June 2005 to January 2015, he was the President/Owner of Dynamic Environmental, an Illinois corporation, and directed the following Dynamic Environmental projects:

•	2005- Harland, KY	12M Cap of existing landfill, State of Kentucky

•	2006- Atlanta, GA	Removal of 12 – 20000 gallon UST’s at Hartsfield Airport

•	2006- Jonesboro, GA	Installed 3000’ of drain around perimeter of Clayton County Landfill

•	2007- Houma, LA	Remediation of 60000 gallons of crude oil from a bayou

•	2007-Blytheville, AR	Nucor Steel Corp. Shutdown Maintenance work

•	2008- Des Moines, IA	Iowa Floods, Quaker Oats clean up

•	2008- New Orleans, LA	ACL oil spill in Mississippi River, 460k gallons

•	2008- Beaumont, TX	Exxon Mobil Refinery, Hurricane Gustav / Ike clean up

•	2008- Houston, TX	Center Point Energy, Hurricane Gustav/Ike clean- up of transformers/PCB related oils

•	2009- Blytheville, AR	Nucor Steel Corp. Shutdown maintenance work

•	2009- San Francisco, CA	Cosco-Busan oil release

•	2009- Atlanta, GA	Flood debris clean up

•	2010- Port Arthur, TX	Exxon Mobil AET Oil spill

•	2010- Gulf of Mexico	BP Oil spill

•	2010- Romeoville, IL	Enbridge Pipeline spill

•	2010-14- Marshal, MI	Enbridge Pipeline spill and clean up

•	2013- Mayflower, AR	Exxon Pipeline release

•	2014- Galveston, TX	Kirby Towing oil spill

•	2014- Chicago, IL	Enbridge Pipeline facility oil spill

Brant Cochran has over 20 years’ management and supervisory experience in the fields of environmental cleanup, engineering and construction.

Alfred Chisholm

Alfred Chisholm has been our Chief Financial Officer/Chief Accounting Officer/Director since October 13, 2015. From May 2010 to January 2011, Alfred Chisholm was our Manager of Field Operations and from February 2011 to present he has been our Operations Manager. In addition to the foregoing positions, from 2006 to 2015 he has served as our technician, supervisor, project manager and in those capacities worked on the following projects:

•	2006 - Atlanta, GA	UST removal, Atlanta International Airport
•	2006 Blytheville, AR	Scheduled maintenance shutdown work
•	2007 Houma, LA	Oil Spill in Bayou of approximately 62,000 gallons
•	2008 Des Moines, IA.	Iowa Flood projects
•	2008 New Orleans, LA.	Oil Spill in Mississippi,

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•	2008 Houston, TX.	Hurricanes Ike & Gustav, PCB remediation
•	2009 Atlanta, GA	Flood debris project
•	2009- Midwest Region	Various small clean- up projects
•	2010 Gulf of Mexico,	BP Oil spill, managed 228 personnel at Pensacola Naval Air Station
•	2011- 2015,	Enbridge Spill, Michigan, Hurricane Sandy, Galveston, TX oil spill
•	2015- Iowa	Avian Bird Flu Project
•	2015	Louisiana, Tank cleaning a large crude oil vessel

In 1992, Alfred Chisholm received a BS Degree in Finance from California State University in Chico, California.

Glenn MacGraw

Glenn R. MacGraw has been our Director since October 13, 2015.

Glenn MacGraw is an environmental scientist with over 30 years of environmental services experience ranging from regulatory affairs to emergency response throughout the United States, primarily in Florida. In connection with his public service with the Florida Department of Environmental Protection, he has developed various Florida’s Petroleum Cleanup Regulations as well as groundwater protection through Wellhead Protection.

Since March 2015, Glenn MacGraw has been one of two owners of Clean Asset Environmental, LLC, a multi-disciplinary environmental consulting business headquartered in Tallahassee, Florida. From January 25, 2005 to January 21, 2015, he was one of 5 Partners in ownership of The FGS Group, Inc., a consulting and environmental remediation firm located in Tallahassee, Florida. From January 1996 to February 2005 Mr. MacGraw, P.G. was a Program Manager for Handex of Florida, Inc., a full service environmental remediation firm located in Tallahassee, Florida.

Glenn MacGraw has 30 years’ experience in Hazardous Waste and Industrial Services, as follows:

In 2009, Glenn MacGraw was a member of the National Quality Assurance Committee called the INELA- Field Activities Committee, which writes technical guidance documents and certification and accreditation standards for field sampling and measurement organizations.

His environmental consulting duties with environmental consulting firms have included project management, quality assurance/quality control, extensive regulatory and client communication, cost estimating, budget tracking, soil/groundwater sample collection and analysis, pump test design and analysis, remedial system conceptual design and installation, vehicular accident emergency response actions, conducting public meetings and press conferences, contract management, and report preparation.

In connection with his position as Program Manager with Handex of Florida, Inc., a full service environmental remediation firm located in Tallahassee, Florida. He was responsible for winning a $100-million-dollar contract with a Houston Energy Company to perform assessment and remediation services in 26 states as liability managers to close out all environmental issues in their contaminated sites portfolio. He was Program Manager for the entire portfolio and client management and service issues.

As a Program Manager at Westinghouse Remediation Services, Inc., from 1993-1996, Glenn MacGraw managed the cleanup of the Fairbanks Disposal Pit under joint CERCLA and RCRA supervision, managed all aspects of the cleanup including source removal, 230 private well closures and replacement well installation, assessment activities in a heavily contaminated multi-aquifer plume characterization, RCRA Cap installation, public relations and press conferences, Corrective Action Document preparation and groundwater treatment system installation, fiscal projections and meetings for the Governor of Florida, and over a 20 million dollar budget.

From 1987 -1990, Mr. MacGraw also served as an outside member of several Florida Department of Transportation (FDOT) teams concerning contamination issues. In these duties he prepared and presented a comprehensive storm water management program, a best management practices manual and a training program for FDOT on a statewide basis.

Code of Ethics

Our Code of Ethics may be reviewed at our website address of www.deienv.com and is filed as Exhibit 14 hereto.

Family Relationships

There are no family relationships among our directors and/or our officers.

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Meetings of our Board of Directors

We have had no meetings of our Board of Directors. To date, our Board of Directors has approved corporate actions by Board resolution.

Terms of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of the holders of our Common Stock or until removed from office in accordance with our by-laws. Our officers are appointed by our board of directors and hold office until removed by our Board of Directors or terminated pursuant to their employment agreements.

Compensation of Director

We issued 5,000 common stock shares for Board Services to be rendered by Director Glenn MacGraw for our fiscal year 2016. We issued 200,000 common stock shares to Alfred Chisholm solely for his services as our Chief Financial Officer. No shares were ever issued to Alfred Chisholm for his Board service. . We issued 59,250,000 restricted common stock shares to our Founder/Chief Executive Officer, Brant Cochran, solely for founding us and not in connection with any Board Service.  As such, apart from the stock issuance to Director Glen MacGraw, we have not issued any other stock compensation to our directors. We have not awarded any options to our Directors and there are no contractual arrangements or service agreements with our Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article 9 of our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our board of directors.

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The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

CORPORATE GOVERNANCE

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Director Independence

Our Board of Directors is currently composed of three members, Brant Cochran, Glenn MacGraw and Alfred Chisholm, none of which qualify as independent directors. In addition, our board of directors has not made a subjective determination as to each director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Had our Board of Directors made these determinations, our board of directors would have reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to our management and us.

Audit, Nominating and Compensation Committee

We currently do not have audit, nominating or compensation committees nor do we have a written nominating, compensation or audit committee charter. Our Board of Directors as a whole will review audit, nominating and compensation matters.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results and effectiveness of the annual audit of the Company’s financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company’s internal accounting controls, practices and policies.

Audit Committee Financial Expert

Our Board of Directors has determined that we do not have a board member that qualifies as an “audit committee financial expert” as defined in Item 407(D)(5) of Regulation S-K, nor do we have a Board member that qualifies as “independent” as the term is used in Item 7(d)(3)(iv)(B) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and as defined by Rule 4200(a)(14) of the FINRA Rules.

We believe that our Director(s) are capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. The Director(s) of our Company does not believe that it is necessary to have an audit committee because management believes that the Board of Directors can adequately perform the functions of an audit committee. In addition, we believe that retaining an independent Director who would qualify as an “audit committee financial expert” would be overly costly and burdensome and is not warranted in our circumstances given the stage of our development and the fact that we have not generated any positive cash flows from operations to date.

Involvement in Certain Legal Proceedings

Our Directors and our Executive officers have not been involved in any of the following events during the past ten years:

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1.	bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his/her involvement in any type of business, securities or banking activities; or being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.
4.	Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;
5.	Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;
6.	Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:(i) Any Federal or State securities or commodities law or regulation; or(ii) Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or(iii) Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or Shareholder Proposals

We do not have any defined policy or procedural requirements for shareholders to submit recommendations or nominations for Directors. The Board of Directors believes that, given the stage of our development, a specific nominating policy would be premature and of little assistance until our corporate governance develops to a more advanced level. We do not currently have any specific or minimum criteria for the election of nominees to the Board of Directors and we do not have any specific process or procedure for evaluating such nominees. Our Board of Directors will assess all candidates, whether submitted by management or shareholders, and make recommendations for election or appointment.

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers for the fiscal year of 2015 and 2014. No other executive officers or directors received annual compensation in excess of $100,000 during the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)
Brant Cochran, CEO	2015	165,000	-	-	-	-	-	-	165,000
Brant Cochran, CEO	2014	26,285	-	-	-	-	-	-	26,285

Alfred Chisholm, CFO*	2015	0	-	10,000	-	-	-	-	10,000

*Alfred Chisholm is not currently being paid a salary as Chief Financial Officer; during fiscal year 2015 and 2014, we paid him $32,000 and $8,800, respectively, as our Manager of Field Operations. Alfred Chisholm was not our Chief Financial Officer in fiscal year 2014. The $10,000 stock award for Alfred Chisholm reflects the 200,000 restricted common stock shares issued to Alfred Chisholm on November 23, 2015 for his services as our Chief Financial Officer.

Employment Contracts, Termination of Employment

We have no employment contracts with our Chief Executive Officer or Chief Financial Officer. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

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Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. We paid Director Glenn MacGraw director compensation in restricted common stock shares as indicated below in the Director Compensation chart.

Director Glenn MacGraw was appointed as our Director on October 13, 2015 and on March 3, 2015 he was issued 5,000 shares valued at $250 for his board services to be rendered in our fiscal year 2016. No shares were issued to Director Glenn MacGraw for his board service during fiscal year 2015.

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Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

The following table sets forth certain information as of August 3, 2016 with respect to the beneficial ownership of the Company’s Common Stock by: (i) all persons known by the Company to be beneficial owners of more than 5% of the Company’s Common Stock, (ii) each director and Named Executive Officer, and (iii) by all executive officers and directors as a group.

Name	No. of Shares of Common Stock	Percent of Class (1)(2)
Beneficial Owners over 5%
Emerging Markets Consulting, LLC (3)	7,400,000	9.6
Rainmaker Consulting Group, LLC (4)	7,400,000	9.6
Total	14,800,000	19.2

Executive Officers/Directors (5)

Brant Cochran - Chief Executive Officer/Director	59,250,000	77.1
Alfred Chisholm - Chief Financial Officer/Director	200,000	<1
Glenn MacGraw - Director	5,000	<1
Total - Executive Officers/Directors as a Group (2)	59,455,000	77.4

Total - All 5% owners and Executive Officers	74,255,000	96.6

1.	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares
2.	Based on 76,818,320 issued and outstanding shares of common stock.
3.	The principal of Emerging Markets Consulting, LLC is James S Painter III who has sole dispositive power over the shares. The business address of Emerging Markets Consulting, LLC is 15701 State Road 50, Suite 205, Clermont, Florida 34711
4.	The principal of Rainmaker Group Consulting, LLC is James Cohen Jr. who has sole dispositive power over the shares. The business address of Rainmaker Group Consulting, LLC is 5036 Dr. Phillips Blvd., Suite 322, Orlando, FL 32819
5.	The address for our Executive Officers/Directors is 9100 Kiln Waveland Cutoff Road, Waveland, Mississippi 39520 and the telephone number is (228) 466-5241

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Brant Cochran founded and organized our business and owns 77.1% of our outstanding common stock shares and under the securities definition of a promoter is considered a promoter.

On March 18, 2015, we issued 59,250,000 restricted common stock shares to our Founder/Chief Executive Officer, Brant Cochran.  The shares were valued at $0.0001 per share for an aggregate value of $5,925.

On November 18, 2015, we issued 200,000 shares of common stock with a fair value of $10,000 to our Chief Financial Officer for services to be performed as our Chief Financial Officer.

As of December 31, 2015 and March 31, 2016, we owed Brant Cochran, our Chief Executive Officer, $38,030 for advances payable to fund us. In July 2016, we made a $7,000 payment to our Chief Executive Officer and at August 5, 2016 we owed $31,030 for advances payable to us. The amount is unsecured, non-interest bearing and due on demand.

On April 13, 2016, we purchased a vehicle from our Chief Executive Officer for a total purchase price of $19,366. The $19,366 will be paid by a $6,000 down payment followed by monthly payments of $338 until the total balance is paid off.

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Related Parties

Emerging Markets Consulting, LLC

Emerging Markets Consulting, LLC is a related party because it individually owns more than 5% of our common stock, as reflected in the table at page 39 (table titled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters"). On April 30, 2015, we sold 7,400,000 restricted common stock shares to Emerging Markets Consulting at $0.0034 per share for an aggregate investment of $2,500, which is not deemed a related party transaction because the amount of such transaction does not exceed $120,000.

Rainmaker Group Consulting, LLC

Emerging Markets Consulting, LLC is a related party because it individually owns more than 5% of our common stock, as reflected in the table at page 39 (table titled "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters"). On April 30, 2015, we sold 7,400,000 restricted common stock shares to Rainmaker Group Consulting, LLC at $0.0034 per share for an aggregate investment of $2,500, which is not deemed a related party transaction because the amount of such transaction does not exceed $120,000.

Apart from the above transactions, none of our Officers or Directors has any direct or indirect material interest in any transaction to which we are a party during the past two years, or in any proposed transaction to which we are proposed to be a party. Additionally, apart from the above transactions in so far as our Chief Executive Officer founding and organizing our business and therefore deemed a promoter, there are no other promoter.

Given our small size, we have not adopted formal policies and procedures for the review, approval or ratification of related party transactions with our executive officer(s), Director(s) and significant stockholders. We intend to establish formal policies and procedures in the future so that such transactions will be subject to the review, approval or ratification of our Board of Directors, or an appropriate committee thereof. On a moving forward basis, our Directors will continue to approve any related party transaction.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION OF SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Florida corporate law and our bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the SEC indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

LEGAL MATTERS

The validity of the issuance of the common stock hereby will be passed upon for us by Frederick M. Lehrer, P. A, the address of which is 600 River Birch Court, 1015, Clermont, Florida 34711.

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act in connection with this offering of our Common Stock by our selling stockholders. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the SEC. For further information with respect to our Common Stock, and us we refer you to the Registration Statement, including the exhibits and the financial statements and notes filed as a part of the Registration Statement. We have included herein the material terms of material agreements and documents attached hereto as exhibits. Nonetheless, statements contained in this Prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the Registration Statement, please see the copy of the contract or document that has been filed. Each statement in this Prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the Registration Statement should be referenced for the complete contents of these contracts and documents. A copy of the Registration Statement and the exhibits filed therewith may be inspected without charge at the public reference room of the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like us, that file electronically with the SEC. The address of that website is  www.sec.gov.

REPORTS TO SHAREHOLDERS

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission as required under Section 15(d). However, if in the future we are not required to continue filing reports under Section 15(d), for example because we have less than three hundred shareholders of record at the end of the first fiscal year in which this registration statement is declared effective and we do not file a Registration Statement on Form 8-A upon the occurrence of such an event, our securities can no longer be quoted on the OTCQB. There is no guarantee that we will be able to meet the requirements to be able to cease filing reports under Section 15(d), in which case we will continue filing those reports in the years after the fiscal year in which this registration statement is declared effective. Filing a registration statement on Form 8-A will require us to continue to file quarterly and annual reports with the SEC, even though we are no longer required to do so under Section 15(d), and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. Thus the filing of a Form 8-A in such event makes our securities continue to be able to be quoted on the OTCQB. We are not required under Section 12(g) or otherwise to become a mandatory 1934 Act filer unless we have more than 500 shareholders and total assets of more than $10 million; however, we voluntarily intend to do so if we are no longer obligated to file reports under Section 15(d). For further information, pertaining to our common stock, and us we refer you to our registration statement and the exhibits thereto, copies of which may be inspected without charge at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information concerning the operation of the SEC’s Public Reference Room is available by calling the SEC at 1-800-SEC-0330. Copies of all or any part of the registration statement may be obtained at prescribed rates from the SEC. The SEC also makes our filings available to the public on its Internet site (http://www.sec.gov).

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with our independent registered public accountant.

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DYNAMIC ENVIRO, INC.

Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

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Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Dynamic Enviro, Inc.

Waveland, Mississippi

We have audited the accompanying balance sheets of Dynamic Enviro, Inc. (the “Company”) as of December 31, 2015 and 2014 and the related statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dynamic Enviro, Inc. as of December 31, 2015 and 2014 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company suffered net losses and has a working capital deficit, which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

June 14, 2016

DYNAMIC ENVIRO, INC.

Balance Sheets

(Expressed in US dollars)

	December 31, 2015	December 31, 2014

ASSETS

Current Assets

Cash	$23,845	$18,434
Accounts receivable	53,326	64,476
Subscriptions receivable	11,000	–
Prepaid expenses	3,600	–

Total Current Assets	91,771	82,910

Deposit	18,000	–
Property and equipment; net of accumulated depreciation of $247,678 and $217,646, respectively	50,932	55,700

Total Assets	$160,703	$138,610

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	$48,773	$22,121
Note payable – current	22,151	16,416
Due to related party	38,030	4,655

Total Current Liabilities	108,954	43,192

Note payable - noncurrent	–	22,151

Total Liabilities	108,954	65,343

Stockholders’ Equity

Preferred Stock Authorized: 30,000,000 shares, no par value Issued and Outstanding: no shares	–	–
Common Stock Authorized: 200,000,000 shares, $0.0001 par value Issued and Outstanding: 76,133,320 and no shares, respectively	7,613	–
Additional paid-in capital	178,649	1,000
(Accumulated deficit) Retained earnings	(134,513)	72,267

Total Stockholders’ Equity	51,749	73,267

Total Liabilities and Stockholders’ Equity	$160,703	$138,610

(The accompanying notes are an integral part of these financial statements)

DYNAMIC ENVIRO, INC.

Statements of Operations

(Expressed in US dollars – except for weighted average shares outstanding)

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2015	2014

Revenue	$1,905,069	$909,352

Cost of Revenue	1,101,664	621,721

Gross profit	803,405	287,631

Operating Expenses
Depreciation expense	30,032	33,549
(Gain) loss on disposal of equipment	(980)	9,000
General and administrative	979,085	185,612

Total Operating Expenses	1,008,137	228,161

Operating (Loss) Income	(204,732)	59,470

Other Expenses
Interest expense	(2,048)	(5,092)

Total Other Income(Expenses)	(2,048)	(5,092)

Net (Loss) Income	$(206,780)	$54,378

Net (Loss) Income Per Share, Basic and Diluted	$(0.01)	$-

Weighted Average Shares Outstanding, Basic and Diluted	30,602,271	-

(The accompanying notes are an integral part of these financial statements)

DYNAMIC ENVIRO, INC.

Statement of Stockholders’ Equity

(Expressed in US dollars)

Years Ended December 31, 2015 and 2014

	Common Stock		Additional Paid-In Capital	Retained Earnings (Deficit)	Total
	Shares	Amount
		$	$	$	$

Balance, December 31, 2013	-	–	1,000	17,889	18,889

Net income	–	–	–	54,378	54,378

Balance, December 31, 2014	-	–	1,000	72,267	73,267

Shares issued for cash	15,513,320	1,551	39,115	–	40,666

Shares issued for subscription receivable	220,000	22	10,978	–	11,000

Shares issued for consulting services	950,000	95	47,405	–	47,500

Shares issued for management services	59,450,000	5,945	87,953	–	93,898

Distribution	–	–	(7,802)	–	(7,802)

Net loss	–	–	–	(206,780)	(206,780)

Balance, December 31, 2015	76,133,320	7,613	178,649	(134,513)	51,749

(The accompanying notes are an integral part of these financial statements)

DYNAMIC ENVIRO, INC.

Statements of Cash Flows

(Expressed in US dollars)

	For the Year Ended December 31, 2015	For the Year Ended December 31, 2014

Cash Flows from Operating Activities

Net (loss) income	$(206,780)	$54,378

Adjustments to reconcile net (loss) income to cash used in operating activities:
Depreciation expense	30,032	33,548
Gain on sale of property and equipment	(980)	–
Stock issued for consulting services	47,500	–
Stock issued for management services	93,898	–
Loss on impairment of fixed asset	–	9,000
Changes in operating assets and liabilities:
Accounts receivable	11,150	(18,907)
Prepaid expenses	(3,600)	–
Accounts payable and accrued expense	26,652	(6,804)

Net Cash (Used in) Provided by Operating Activities	(2,128)	71,215

Cash Flows from Investing Activities

Purchase of property and equipment	(31,003)	(24,532)
Proceeds from sale of property and equipment	6,719	–
Down payment for property and equipment	(18,000)	–

Net Cash Used in Investing Activities	(42,284)	(24,532)

Cash Flows from Financing Activities

Distribution	(7,802)	–
Related party advances	33,375	(9,345)
Payment on notes payable	(16,416)	(27,470)
Proceeds received from issuance of common stock	40,666	–

Net Cash Provided by (Used in) Financing Activities	49,823	(36,815)

Net change in Cash	5,411	9,868

Cash - Beginning of Year	18,434	8,566

Cash - End of Year	$23,845	$18,434

Supplemental disclosures of cash flow information:
Interest paid	$293	$1,054
Income taxes paid	–	–

Noncash investing and financing activities:
Common shares issued for subscription receivable	$11,000	$–

(The accompanying notes are an integral part of these financial statements)

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

1.	Nature of Operations

Dynamic Enviro, Inc. (the “Company”), was incorporated in the state of Florida on October 28, 2014. In January 2015, the Company assumed the principal business operations of Dynamic Environmental, Inc., a related company under common control with the same sole director as the Company, by continuing the principal business while Dynamic Environmental, Inc. ceased operations of its principal business. Therefore, the Company is considered a continuation of Dynamic Environmental, Inc. The transfer of the business from Dynamic Environmental, Inc. to the Company was accomplished solely through the transfer of the net assets of Dynamic Environmental to the Company and did not involve a merger, business combination, exchange of shares or other transaction under ASC 805. The transaction was accounted for as a transfer of a business between entities under common control and the financial statements included herein are presented as a retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control in accordance with ASC 805-50-45. The Company’s principal business is the provision of environmental and disaster response services.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities and commitments in the normal course of business for the foreseeable future. The Company has a working capital deficit of $17,183 at December 31, 2015 and has suffered net losses. The Company has funded activities to date from debt financings and earnings. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While the Company believes that it will be successful in obtaining the necessary financing and generating revenue to fund its operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations.

2.	Summary of Significant Accounting Policies

a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (“US”), and are expressed in US dollars. The Company’s fiscal year-end is December 31.

b)	Use of Estimates

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income taxes. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

d)	Basic and Diluted Net Income (Loss) Per Share

Basic earnings (loss) per share is calculated by dividing net profit attributable to common stockholders by the weighted average number of outstanding common shares during the year. The calculation of basic earnings (loss) per share excludes any dilutive effects of options, warrants and other stock-based compensation, which are included in diluted earnings per share. When a company is in a loss situation, all outstanding dilutive shares are excluded from the calculation of diluted earnings because their inclusion would be antidilutive; and the basic and fully diluted common shares outstanding are stated to be the same.

e)	Accounts Receivable

The Company recognizes allowances for doubtful accounts to ensure accounts receivable are not overstated due to the inability or unwillingness of its customers to make required payments. The allowance is based on historical bad debt expense, the age of receivable and the specific identification of receivables the Company considers at risk.

f)	Revenue Recognition

The Company recognizes revenue when all of the following criteria are met: (1) the Company has evidence of an arrangement with a customer; (2) the Company delivers the specified services; (3) terms are fixed or determinable; and (4) collection is probable.

g)	Property and Equipment

Property and equipment is recorded at cost and depreciated using the straight-line method at rates determined to estimate the useful lives of the assets. The annual rates used in calculating depreciation is as follows:

Equipment	5 years straight-line
Vehicles	5 years straight-line

h)	Long-lived Assets

In accordance with ASC 360, “Property Plant and Equipment”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

i)	Fair Value of Financial Instruments

Our financial instruments consist principally of accounts receivable, amounts due to related parties and loans payable. ASC 820, Fair Value Measurements and Disclosures and ASC 825, Financial Instruments establish a framework for measuring fair value, establishes a fair value hierarchy based on the quality of inputs used to measure fair value, and enhances disclosure requirements for fair value measurements.

Fair Value Hierarchy

The Company has categorized its financial instruments, based on the priority of inputs to the valuation technique, into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3).

Financial assets and liabilities recorded on the balance sheet are categorized based on the inputs to the valuation techniques as follows:

Level 1	Financial assets and liabilities for which values are based on unadjusted quoted prices for identical assets or liabilities in an active market that management has the ability to access.

Level 2	Financial assets and liabilities for which values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (commodity derivatives and interest rate swaps).

Level 3	Financial assets and liabilities for which values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

When the inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement in its entirety. The carrying amounts of cash and cash equivalents, and loans payable approximate fair value because of the short-term nature of these items. Per ASC Topic 820 framework these are considered Level 3 inputs where estimates are unobservable by market participants outside of the Company and must be estimated using assumptions developed by the Company.

j)	Stock-based Compensation

The Company records stock-based compensation in accordance with ASC 718, Compensation – Stock Based Compensation and ASC 505, Equity Based Payments to Non-Employees, which requires the measurement and recognition of compensation expense based on estimated fair values for all share-based awards made to employees and directors, including stock options.

k)	Income Taxes

The Company will account for income tax benefits and liabilities under the FASB Accounting Standards Codification, a method using the asset-liability method of accounting. The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

l)	Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect and that may impact its financial statements and does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

3.	Property and Equipment

	Equipment $	Vehicles $	Total $

Cost:

Balance, December 31, 2013	67,084	190,730	257,814

Additions	9,732	14,800	24,532
Write-off of property and equipment	(9,000)	–	(9,000)

Balance, December 31, 2014	67,816	205,530	273,346

Additions	31,003	–	31,003
Sale of equipment	(5,739)	–	(5,739)

Balance, December 31, 2015	93,080	205,530	298,610

Accumulated amortization:

Balance, December 31, 2013	60,939	123,159	184,098

Additions	2,358	31,190	33,548

Balance, December 31, 2014	63,297	154,349	217,646

Additions	3,281	26,751	30,032

Balance, December 31, 2015	66,578	181,100	247,678

Carrying amounts:

Balance, December 31, 2014	4,519	51,181	55,700

Balance, December 31, 2015	26,502	24,430	50,932

During the year ended December 31, 2015, the Company sold equipment with a net book value of $5,739 for proceeds of $6,719, which resulted in a gain on sale of equipment of $980.

4.	Purchase Agreement

On September 1, 2015, the Company entered into a Purchase Agreement to purchase a building for a price of $150,000. Per the Agreement, the Company made a down payment $18,000 upon signing the agreement and the remaining $132,000 is due on the closing date of the Agreement. The closing date is to be 1 year after the date of the Agreement, with an option to extend the closing date for an additional 6 months. As at December 31, 2015, the Agreement has not closed and the Company does not own the building.

5.	Related Party Transactions

As at December 31, 2015 and 2014, the Company owes the Chief Executive Officer of the Company $38,030 and $4,655 for advances payable to the fund Company. The amount is unsecured, non-interest bearing and due on demand.

6.	Notes Payable

a)	On November 4, 2011, the Company entered into a loan agreement to purchase equipment for $74,059. The Company made a down payment of $7,406 and the remaining $66,653 was to be paid on a monthly basis with an annual interest of 2.34% for a term of 4 years. During the year ended December 31, 2015, the Company made payments of $16,709 (2014 - $18,024) and recorded $328 (2014 - $1,054) of interest. As of December 31, 2015, the Company owed $nil (2014 - $16,416).

b)	During the year ended December 31, 2013, the Company entered a loan agreement with a non-related third party for $32,651. The loan is unsecured, non-interest bearing and due on demand. During the year ended December 31, 2015, the Company made payments of $nil (2014 - $10,500). As of December 31, 2015, the Company owed $22,151 (2014 - $22,151).

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

7.	Stockholders’ Equity

On May 24, 2015, the Company increased the amount of authorized common shares from 100 to 200,000,000 with a par value of $0.001 per share. On October 8, 2015, the Company amended the par value from $0.001 per share to $0.0001 per share.

(a)	On July 30, 2015, the Company issued 600,000 shares of common stock with a fair value of $30,000 to a non-related third party as compensation for legal services.

(b)	On July 30, 2015, the Company issued 350,000 shares of common stock with a fair value of $17,500 to a consultant as compensation for consulting services.

(c)	On August 30, 2015, the Company issued 59,250,000 shares of common stock with a fair value of $83,898 to the President of the Company as compensation for management services. The value is determined by the weighted average price of common stock sold for cash during the year.

(d)	On November 18, 2015, the Company issued 200,000 shares of common stock with a fair value of $10,000 to the Chief Financial Officer of the Company as compensation for management services.

(e)	During the year ended December 31, 2015, the Company issued 15,733,320 shares of common stock for cash proceeds of $51,666, of which $11,000 has not been received as at December 31, 2015 and is classified as a subscription receivable.

There were no share transactions during the year ended December 31, 2014.

The Company is authorized to issue up to 30,000,000 preferred shares, no shares of which are outstanding. The Company has not yet set the rights and preferences of the preferred shares.

8.	Concentrations

The Company’s revenues and receivables were concentrated among three customers as of December 31, 2015, and 2014:

Customer	Revenue for the Year Ended December 31, 2015	Receivables as at December 31, 2015

1	46%	62%
2	42%	22%
3	*	16%

Customer	Revenue for the Year Ended December 31, 2014	Receivables as at December 31, 2014

1	52%	71%
2	28%	29%
3	13%	*

* not greater than 10%

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

December 31, 2015 and 2014

(Expressed in US dollars)

9.	Income Taxes

For the tax year beginning January 1, 2015, the Company is subject to United States federal and state income taxes at an approximate rate of 35%. The reconciliation of the provision for income taxes at the United States federal and state statutory rate compared to the Company’s income tax expense as reported is as follows:

	Year Ended December 31,	Year Ended December 31,
	2015	2014

Income tax benefit computed at the statutory rate	$20,976	$-
Change in valuation allowance	(20,976)	-

Provision for income taxes	$–	$–

Significant components of the Company’s deferred tax assets and liabilities after applying enacted corporate income tax rates, are as follows:

	December 31, 2015	December 31, 2014
Deferred income tax assets
Net operating losses	$20,796	$–
Valuation allowance	(20,976)	–

Net deferred income tax assets	$–	$–

The Company has net operating loss carry forwards of $59,931 and $0 at December 31, 2015 and 2014, which expire commencing in 2035.

10.	Subsequent Events

The Company has evaluated all subsequent events through June 14, 2016, the date these financial statements were available to be issued, and has not identified and reportable events other than the following:

a)	Between January and March 2016, the Company issued an aggregate of 480,000 shares of common stock for cash proceeds of $24,000,

b)	During March and May 2016, the Company issued an aggregate of 205,000 common shares for services,

c)	Between January and April 2016the Company received cash proceeds of $11,000 from the collection of a subscription receivable (Refer to Note 7 (e)).

d)	On April 13, 2016, the Company purchased a vehicle from the President of the Company for a total purchase price of $19,366. The $19,366 will be paid by a $6,000 down payment followed by monthly payments of $338 until the total balance is paid off.

DYNAMIC ENVIRO, INC.

Financial Statements

March 31, 2016

(Expressed in US dollars)

DYNAMIC ENVIRO, INC.

Balance Sheets

(Unaudited)

	March 31, 2016	December 31, 2015

ASSETS

Current Assets

Cash	$7,759	$23,845
Accounts receivable	105,950	53,326
Subscriptions receivable	1,000	11,000
Prepaid expenses	3,600	3,600

Total Current Assets	118,309	91,771

Deposit	18,000	18,000
Property and equipment; net of accumulated amortization of $253,757 and $247,678, respectively	44,853	50,932

Total Assets	$181,162	$160,703

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	$116,515	$48,773
Notes payable	22,151	22,151
Due to related party	38,030	38,030

Total Liabilities	176,696	108,954

Stockholders’ Equity

Preferred Stock Authorized: 30,000,000 shares, no par value Issued and Outstanding: nil shares	–	–
Common Stock Authorized: 200,000,000 shares, $0.0001 par value Issued and Outstanding: 76,618,320 and 76,133,320 shares, respectively	7,661	7,613
Additional Paid-in Capital	202,601	178,649
Deficit	(205,796)	(134,513)

Total Stockholders’ Equity	4,466	51,749

Total Liabilities and Stockholders’ Equity	$181,162	$160,703

(The accompanying notes are an integral part of these unaudited financial statements)

DYNAMIC ENVIRO, INC.

Statements of Operations

(Expressed in US dollars)

(Unaudited)

	For the	For the
	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2016	2015

Revenue	$149,922	$44,866

Cost of Revenue	113,664	34,043

Gross Profit	36,258	10,823

Operating Expenses
Depreciation expense	6,079	8,756
General and administrative	101,462	69,035

Total Operating Expenses	107,541	77,791

Operating Loss	(71,283)	(66,968)

Other Expenses
Interest expense	–	(890)

Total Other Expenses	–	(890)

Net Loss	$(71,283)	$(67,858)

Net Loss Per Share, Basic and Diluted	$(0.00)	$-

Weighted Average Shares Outstanding	76,359,913	-

(The accompanying notes are an integral part of these unaudited financial statements)

DYNAMIC ENVIRO, INC.

Statements of Cash Flows

(Expressed in US dollars)

	For the Three Months Ended March 31, 2016	For the Three Months Ended March 31, 2015

Cash Flows from Operating Activities

Net loss	$(71,283)	$(67,858)

Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	6,079	8,756

Changes in operating assets and liabilities:
Accounts receivable	(52,624)	28,051
Accounts payable	67,742	5,912

Net Cash Used In Operating Activities	(50,086)	(25,139)

Cash Flows from Financing Activities

Proceeds from related party	–	20,400
Proceeds from collection of subscription receivable	10,000
Proceeds received from issuance of common stock	24,000	–

Net Cash Provided by Financing Activities	34,000	20,400

Decrease in Cash	(16,086)	(4,739)

Cash - Beginning of Period	23,845	18,434

Cash - End of Period	$7,759	$13,695

Supplemental disclosures of cash flow information:
Interest paid	$–	$–
Income taxes paid	$–	$–

(The accompanying notes are an integral part of these unaudited financial statements)

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

March 31, 2016

(Expressed in US dollars)

(Unaudited)

1.	Nature of Operations

Dynamic Enviro, Inc. (the “Company”), was incorporated in the state of Florida on October 28, 2014. In January 2015, the Company assumed the principal business operations of Dynamic Environmental, Inc., a related company under common control with the same sole director as the Company, by continuing the principal business while Dynamic Environmental, Inc. ceased operations of its principal business. Therefore, the Company is considered a continuation of Dynamic Environmental, Inc. The transfer of the business from Dynamic Environmental, Inc. to the Company was accomplished solely through the transfer of the net assets of Dynamic Environmental to the Company and did not involve a merger, business combination, exchange of shares or other transaction under ASC 805. The transaction was accounted for as a transfer of a business between entities under common control and the financial statements included herein are presented as a retrospective combination of the entities for all periods presented as if the combination had been in effect since the inception of common control in accordance with ASC 805-50-45. The Company’s principal business is the provision of environmental and disaster response services.

2.	Basis of Presentation

a)	Interim Financial Statements

The interim unaudited financial statements as of March 31, 2016, and for the three months ended March 31, 2016 and 2015, have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period. They do not include all of the information and footnotes required by GAAP for complete financial statements. Therefore, these financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the years ended December 31, 2015 and 2014 here within.

b)	Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities and commitments in the normal course of business for the foreseeable future. The Company has a working capital deficit of $58,387 as at March 31, 2016 and has suffered net losses. The Company has funded activities to date from debt financings and earnings. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management intends to finance operating costs over the next twelve months with existing cash on hand and public issuance of common stock. While the Company believes that it will be successful in obtaining the necessary financing and generating revenue to fund its operations, meet regulatory requirements and achieve commercial goals, there are no assurances that such additional funding will be achieved and that it will succeed in its future operations.

3.	Property and Equipment

	Equipment $	Vehicles $	Total $

Cost:

Balance, December 31, 2015	93,080	205,530	298,610

Additions	–	–	–

Balance, March 31, 2016	93,080	205,530	298,610

Accumulated amortization:

Balance, December 31, 2015	66,578	181,100	247,678

Additions	1,637	4,442	6,079

Balance, March 31, 2016	68,215	185,542	253,757

Carrying amounts:

Balance, December 31, 2015	26,502	24,430	50,932

Balance, March 31, 2016	24,865	19,988	44,853

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

March 31, 2016

(Expressed in US dollars)

(Unaudited)

4.	Purchase Agreement

On September 1, 2015, the Company entered into a Purchase Agreement to purchase a building for a price of $150,000. Per the Agreement, the Company made a down payment $18,000 upon signing the agreement and the remaining $132,000 is due on the closing date of the Agreement. The closing date is to be 1 year after the date of the Agreement, with an option to extend the closing date for an additional 6 months. As at March 31, 2016, the Agreement has not closed and the Company does not own the building.

5.	Related Party Transactions

As at March 31, 2016, the Company owes the President of the Company $38,030 (December 31, 2015 - $38,030) for advances payable to fund the Company. The amount is unsecured, non-interest bearing and due on demand.

6.	Notes Payable

During the year ended December 31, 2013, the Company entered a loan agreement with a non-related third party for $32,651. The loan is unsecured, non-interest baring and due on demand. As of March 31, 2016, the Company owed $22,151 (December 31, 2015 - $22,151).

7.	Stockholders’ Equity

During the three months ended March 31, 2016, the Company issued 480,000 shares of common stock at $0.05 per share for cash proceeds of $24,000.

During the three months ended March 31, 2016, the Company received cash proceeds of $10,000 from the collection of a subscription receivable.

During the three months ended March 31, 2016, the Company issued 5,000 shares to a new board member as compensation for services.

There were no share transactions during the three months ended March 31, 2015.

8.	Concentrations

The Company’s receivables were concentrated among three customers as of March 31, 2016, and December 31, 2015:

Customer	Receivables as at March 31, 2016	Receivables as at December 31, 2015

1	71%	62%
2	29%	22%
3	*	16%

The Company’s revenues were concentrated among three customers during the three months ended March 31, 2016, and 2015:

Customer	Revenue for the Three Months Ended March 31, 2016	Revenue for the Three Months Ended March 31, 2015

1	77%	80%
2	20%	12%
3	*	*

* not greater than 10%

DYNAMIC ENVIRO, INC.

Notes to the Financial Statements

March 31, 2016

(Expressed in US dollars)

(Unaudited)

9.	Subsequent Events

The Company has evaluated subsequent events after the balance sheet through June 13, 2016, the date these financial statements were available to be issued, and determined that there were none to disclose, other than the following:

a)	On April 13, 2016, the Company purchased a vehicle from the President of the Company for a total purchase price of $19,366. The $19,366 will be paid by a $6,000 down payment followed by monthly payments of $338 until the total balance is paid off.

b)	On April 29, 2016, the Company received cash proceeds of $1,000 from the collection of a subscription receivable.

c)	On May 23, 2016, the Company issued 200,000 common shares for services.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The following is an estimate of the expenses that will be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration Fee	$14.82
Accounting Fees and Expenses*	$38,000	**
Legal Fees and Expenses*	$12,500
Blue Sky Fees and Expenses*	$1,200
Printing and Engraving*	$-0-
Miscellaneous*	$1,700
Total Estimated Expenses*	$53,414.82

*Estimated

** $18,000 to MaloneBailey; $20,000 to Lancaster and David for the underlying accounting work

Item 14. Indemnification of Directors and Officers

Florida law permits, under certain circumstances, the indemnification of any person with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party, by reason of his or her being an officer, director, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any such third-party action by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person (i) did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Our bylaws provide that consistent with Florida Statute Section 607.0850 (Indemnification of officers, directors, employees, and agents), provide that we will indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

In the case of proceedings by or in the right of the corporation, Florida law permits indemnification of any person by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against liability incurred in connection with such proceeding, including appeals thereof; provided, however, that the officer, director, employee or agent acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification is made where such person is adjudged liable, unless a court of competent jurisdiction determines that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

To the extent that such person is successful on the merits or otherwise in defending against any such proceeding, Florida law provides that he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

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Also, under Florida law, expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

Article IX of our Bylaws provides that we shall indemnify our officers, directors, and employees, and agents unless specifically approved in writing by the board of directors, to the fullest extent authorized by Section 607.0850 of the Florida Business Corporation Act, or the FBCA, as it existed when the Bylaws were adopted or as it may hereafter be amended, but, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than were permitted prior to such amendment. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent; provided, however, that we shall indemnify any such person seeking indemnity in connection with an action, suit, or proceeding (or part thereof) initiated by such person only if such action, suit, or proceeding (or part thereof) was authorized by our board of directors.

The Bylaws also provide that such rights of indemnification shall be a contract right and shall include the right to be paid by us for all reasonable expenses incurred in defending any such proceeding in advance of final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer in advance of the final disposition of such proceeding shall be made only upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay amounts so advanced if it should be determined ultimately that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to our directors and officers, or to persons controlling us, pursuant to our Bylaws or Florida law, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In addition to the authority granted to us by Florida law to indemnify our directors, certain other provisions of the Florida Act have the effect of further limiting the personal liability of our directors. Pursuant to Florida law, a director of a Florida corporation cannot be held personally liable for monetary damages to the corporation or any other person for any act or failure to act regarding corporate management or policy except in the case of certain qualifying breaches of the director’s duties.

Item 15. Recent Sales of Unregistered Securities

Between June 25, 2015 and March 9, 2016, we sold 1,413,320 shares of our common stock for $70,666. The restricted shares were sold to 38 accredited investors pursuant to a private placement offering at five cents per share.  Such securities were not registered under the Securities Act. These shares were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506(b) of Regulation D promulgated under the Securities Act.

On March 18, 2015, we issued 59,250,000 restricted common stock shares to our Founder/Chief Executive Officer, Brant Cochran.  The shares were valued at $0.0001 per share for an aggregate value of $5,925.

On April 30, 2015, we sold 7,400,000 restricted common stock shares to Emerging Markets Consulting, LLC at $0.0034 per share for an aggregate investment of $2,500.

On April 30, 2015, we sold 7,400,000 restricted common stock shares to Rainmaker Group Consulting, LLC at $0.0034 per share for an aggregate investment of $2,500.

On May 5, 2015, we issued 600,000 restricted common stock shares to Frederick M. Lehrer, Esquire for legal services.  The shares were valued at $0.05 per share or an aggregate value of $30,000.

On July 2, 2015, we issued 300,000 restricted common stock shares to Todd Heinzl of the Governance Box for corporate governance services. The shares were valued at $0.05 per share for an aggregate value of $15,000. The Governance Box agreement requires payment of 350,000 shares. Pursuant to instructions by Todd Heinzl, the Governance Box principal, 50,000 shares were issued to Type A Partners, the sole principal of which is Stephanie Lee, one of our selling security holders. Type A Partners assisted the Governance Box in corporate governance services.

On November 23, 2015, we issued 200,000 restricted common stock shares to our Chief Financial Officer, Alfred Chisholm in return for his services as our Chief Financial Officer.  The shares were valued at $0.05 per share or an aggregate of $10,000.

On March 3, 2016, we issued 5,000 restricted common stock shares to Glenn MacGraw, at $0.05 per share for a aggregate value of $250. We issued the shares to Glenn MacGraw for his services to be rendered as our Director during our fiscal year 2016.

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On May 23, 2016, we issued 200,000 restricted common stock shares to George Gros in return for marketing services to be rendered by George Gros. The shares were valued at $0.05 per share or an aggregate of $10,000.

The foregoing transactions pursuant to which the restricted shares were issued to purchasers did not involve a public offering of our securities and, therefore, were exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to the provisions of Section 4(2) of that Act. In connection with the offer and sale of the restricted shares, no general solicitation or advertising was used and no commissions were paid in connection with the offer or sale of the shares.

Exhibits and Financial Statement Schedules

The following is a complete list of Exhibits filed as part of this Registration Statement:

(a)	Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation

3.5	Bylaws

4.2	Form of Subscription Agreement

5	Opinion of Frederick M. Lehrer, Esquire

10.1	Stock Purchase Agreement – Emerging Markets Consulting, LLC

10.2	Stock Purchase Agreement – Rainmaker Consulting Group, LLC

10.3	Consulting Agreement – Emerging Markets Consulting, LLC

10.4	Consulting Agreement – Rainmaker Consulting Group, LLC

10.5	Contract for the Sale and Purchase of Real Property

10.6	Consulting Agreement – The Governance Box

10.7	Commercial Lease Agreement with Thomas and Laurie Rinehart

10.8	Rental Agreement and Lease

14	Code of Ethics

23.1	Consent of Malone Bailey, LLP

23.2	Consent of Counsel (included in Exhibit 5)

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registrant statement to be duly signed on its behalf by the undersigned, thereunto duly authorized in the City of Waveland, Mississippi on August 5, 2016.

Dynamic Enviro, Inc.

By:	/s/ Brant Cochran
Brant Cochran
Chief Executive Officer/Director
Date: August 5, 2016

	By:	/s/ Alfred Chisholm
Alfred Chisholm
Chief Financial Officer/Principal Accounting Officer/Director
Date: August 5, 2016

	By:	/s/ Glenn MacGraw
Glenn MacGraw
Director
Date: August 5, 2016

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

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